UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PayPal Holdings, Inc.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

MESSAGE FROM OUR CHAIRMAN OF THE BOARD AND LEAD INDEPENDENT DIRECTOR

[●], 2017

Dear PayPal Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders of PayPal Holdings, Inc. on Wednesday, May 24, 2017 at 8:00 a.m. Pacific Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast. You will be able to attend the virtual annual meeting of stockholders online and submit your questions during the meeting by visiting pypl.onlineshareholdermeeting.com. You also will be able to vote your shares electronically at the virtual annual meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2016 Annual Report beginning on or about [●], 2017. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how to receive a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.

Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the virtual annual meeting regardless of whether you attend the meeting online. You may also vote your shares electronically during the virtual annual meeting.

Sincerely yours,

John J. Donahoe Chairman of the Board	David M. Moffett Lead Independent Director

www.paypal.com

Notice of 2017 Annual Meeting of Stockholders	1

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Notice of 2017 Annual Meeting of Stockholders

Date:	Wednesday, May 24, 2017

Time:	8:00 a.m. Pacific Time

Place:	The 2017 Annual Meeting of Stockholders will be held virtually and can be accessed online at pypl.onlineshareholdermeeting.com. There is no physical location for the 2017 Annual Meeting.

Items of Business:

1.	Election of nine director nominees identified in this proxy statement.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Approval of an amendment to our Amended and Restated Certificate of Incorporation regarding proxy access.
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017.
5.	Consideration of three stockholder proposals, if properly presented at the Annual Meeting.
6.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

Record Date:

The Board of Directors set April 5, 2017 as the record date for the Annual Meeting. That means our stockholders of record at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournment or postponements of the Annual Meeting.

Voting Information:

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares electronically via the Internet, by telephone, by mail, or, if you are the record holder or hold a valid proxy, during the virtual Annual Meeting. Please carefully review the proxy materials and follow the instructions on page 74 to vote.

By Order of the Board of Directors

A. Louise Pentland

Executive Vice President, Chief Business Affairs and Legal Officer

[●], 2017

How to Vote

YOUR VOTE IS IMPORTANT. You are eligible to vote if you were a stockholder at the close of business on April 5, 2017. Even if you plan to attend the meeting, please vote as soon as possible using any of the following methods. In all cases, you should have your proxy card or voting instruction form on hand and follow the instructions:

By Internet:

Before the meeting, you can vote your shares online at

www.proxyvote.com.

During the meeting, you can vote your shares online at

pypl.onlineshareholdermeeting.com.

By Telephone:

You can vote your shares by calling (800) 690-6903.

By Mail:

You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

Participation in Virtual Meeting:

We are pleased to invite you to participate in our Annual Meeting, which will be presented exclusively online. The accompanying proxy materials include instructions on how to participate in the Annual Meeting and how to vote your shares of Company common stock by attending the virtual Annual Meeting by webcast. To submit your questions during the Annual Meeting, please log on to pypl.onlineshareholdermeeting.com. You will need to enter the 16-digit control number received with your proxy or Notice of Internet Availability of proxy materials to enter the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2017

This Notice of Annual Meeting and Proxy Statement and our 2016 Annual Report are available at

https://investor.paypal-corp.com/annuals-proxies.cfm.

www.paypal.com

2	Proxy Statement Summary

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Proposals Requiring Your Vote

Stockholders are being asked to vote on the following matters at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”):

Proposal 1	Election of nine directors identified below (page 8)

The Board and the Corporate Governance and Nominating Committee believe that the nine director nominees identified in this proxy statement possess the necessary experience, skills and qualifications to provide advice and oversight of the strategic and operational direction of the Company and oversee its executive management to support the long-term interests of the Company and its stockholders.

	Our Board’s Recommendation	FOR EACH NOMINEE

2017 Director Nominees

Name & Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Wences Casares (Independent)	43	2016	Compensation	—
CEO and Founder, Xapo Inc.
Jonathan Christodoro (Independent)	40	2015	Compensation	4
Former Managing Director, Icahn Capital LP
John J. Donahoe	56	2015	—	2
President and CEO, ServiceNow, Inc. (effective April 3, 2017)
David W. Dorman (Independent)	63	2015	Compensation (Chair);	1
Chairman and CEO, AT&T Corporation (retired)			Governance
Belinda J. Johnson (Independent)	50	2017	ARC	—
Chief Business Affairs and Legal Officer, Airbnb, Inc.
Gail J. McGovern (Independent)	65	2015	ARC;	1
President and CEO, American Red Cross			Governance (Chair)
David M. Moffett (Independent)	65	2015	ARC (Chair)	2
CEO, Federal Home Loan Mortgage Corp. (retired)
Daniel H. Schulman	59	2015	—	2
President and CEO, PayPal Holdings, Inc.
Frank D. Yeary (Independent)	53	2015	ARC	1
Chairman, CamberView Partners, LLC

* ARC = Audit, Risk and Compliance Committee; Compensation = Compensation Committee; Governance = Corporate Governance and Nominating Committee

2017 Proxy Statement

Proxy Statement Summary	3

Corporate Governance

The Board of Directors (the “Board” or the “PayPal Board”) of PayPal Holdings, Inc. (the “Company”, “PayPal”, “we”, “our”, or “us”) is committed to good corporate governance. We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability, and engenders public trust. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

The following is a list of key governance provisions that demonstrate PayPal’s commitment to transparency and accountability:

Strong Board independence (seven of nine director nominees are independent)	Separate Chairman and CEO roles
Independent Chairman or Lead Independent Director with robust responsibilities	All directors stand for annual election
Majority vote standard for uncontested director elections	Strong stockholder engagement practices
Stockholder right to call a special meeting	Proxy access for qualifying stockholders
Simple majority vote standard for bylaw/charter amendments and transactions	Stock ownership requirements for our executive officers and directors

Proposal 2	Advisory vote to approve the compensation of our named executive officers (page 27)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“say-on-pay”) as described in the Compensation Discussion and Analysis section beginning on page 28 and the Compensation Tables section beginning on page 51.

	Our Board’s Recommendation	FOR

Executive Compensation

OUR COMPENSATION PROGRAM

2016 was transformative for PayPal, as we completed our first full calendar year as an independent, public company. Following our successful separation from eBay Inc. (“eBay”) in July 2015 (the “Separation”), the Compensation Committee redefined our compensation philosophy to reflect the challenges inherent in operating as an independent financial technology (“FinTech”) company. As such, the Compensation Committee prioritized the following compensation philosophy and goals in 2016:

•	Simplicity, Transparency and Clarity of our program – enable executives to directly link Company and individual performance to their pay, and enable stockholders to directly link returns on their investment to Company performance;
•	One Team – unified goals and objectives for the entire executive leadership team (and all employees Company-wide) to drive operational decisions and Company performance;
•	Winning the War for Talent – recognizing the unique FinTech space in which we compete, prioritize nimble and aggressive compensation strategies to attract and retain key talent; and
•	Individual Performance – ensure compensation is commensurate with results, both on the upside and downside, and that leaders are held accountable for underperformance.

www.paypal.com

4	Proxy Statement Summary

OUR 2016 NEO PAY

Our key executive compensation guiding principle continues to be closely aligning the compensation of our executives with the creation of long-term value for our stockholders by tying a significant portion of their target total direct compensation opportunity to our performance. The following pie charts show the 2016 Target Total Direct Compensation mix for our Chief Executive Officer, Mr. Schulman (our “CEO”), and the average Target Total Direct Compensation mix for our other named executive officers (“NEOs”). Target Total Direct Compensation is the sum of (i) earned 2016 base salary, (ii) target 2016 annual incentive award, and (iii) target annual long-term incentive award (based on grant date fair values).

Target Total Direct Compensation Mix

2017 Proxy Statement

Proxy Statement Summary	5

OUR PAY PRACTICES

We are committed to having strong governance standards with respect to our executive compensation program, policies, and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

What We Do
Pay for Performance	The majority of our NEOs’ 2016 Target Total Direct Compensation was performance-based.
Clawback Policy	Our NEOs are subject to a clawback policy, which permits the Compensation Committee to require forfeiture or reimbursement of incentive compensation, including any cash incentive award, equity award, or equity-based award paid or awarded to the NEO during the period in which he or she is subject to the policy, if (i) an action or omission by the NEO constitutes a material violation of our Code of Business Conduct; (ii) an action or omission by the NEO results in material financial or reputational harm to the Company; or (iii) a material restatement of all or a portion of our financial statements is the result of a supervisory or other failure by the NEO.
Meaningful Stock Ownership Guidelines	Our stock ownership guidelines align the long-term interests of our NEOs and non-employee directors with those of our stockholders and discourage excessive risk-taking. Our guidelines require stock ownership levels as a value of our shares of common stock equal to a multiple of base salary (6x for CEO, 3x for executive vice presidents (“EVPs”), and 2x for all other senior leadership team (“SLT”) executives) or annual retainer (5x for non-employee directors), and include stock retention requirements for executive officers until the required ownership levels are reached.
Prohibition of Hedging and Pledging Transactions	Our insider trading policy prohibits members of our Board and executive officers from (i) entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, or (ii) pledging our common stock as collateral for any loans.
Multi-Year Vesting Schedule Requirement	To reinforce a culture in which our executive officers remain focused on our long-term success, our equity compensation plan provides that awards (other than stock options and stock appreciation rights) will vest over a minimum period of three years (or one year if the awards are subject to performance goals), with limited exceptions.
Independent Compensation Consultant	The Committee engages its own independent compensation consultant to advise on executive and non-employee director compensation matters.
Annual Risk Assessment	Based on our annual risk assessment, we have concluded that our compensation program do not present any risk that is reasonably likely to have a material adverse effect on PayPal.
Annual Comparator Peer Group Review	The Compensation Committee, with the assistance of its compensation consultant, reviews the makeup of our comparator peer groups annually and makes adjustments to the composition of the groups as it deems appropriate.
Annual Say-on-Pay Vote	We conduct an annual advisory (non-binding) vote on the compensation of the NEOs (a “say-on-pay” vote). At our 2016 Annual Meeting, more than 95% of the votes cast on the say-on-pay proposal were voted in favor of the 2015 compensation of the NEOs.
Investor Engagement	In addition to the annual say-on-pay vote on NEO compensation, we are committed to ongoing engagement with our investors on executive compensation and governance matters. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our investors.

www.paypal.com

6	Proxy Statement Summary

What We Don’t Do
No Excise Tax Gross-Ups on Severance Payments	We do not provide our NEOs with any gross-ups or other payment or reimbursement of excise taxes on severance or other payments in connection with a change in control of PayPal.
No “Single- Trigger” CIC Payments and Acceleration of Equity Awards	We do not make “single-trigger” change in control payments or maintain any plans that require single-trigger change in control acceleration of equity awards to our NEOs upon a change in control of PayPal.
No Tax Gross-Ups on Perquisites	We do not provide our NEOs with tax gross-ups or other payment or reimbursement on perquisites, other than in limited circumstances for business-related relocations and international business travel-related benefits that are under our control, at our direction and deemed to benefit our business operations.
No Continuation of Fringe Benefits	We do not continue executive fringe benefits to our NEOs following a termination of employment under our severance and change in control arrangements.
No Discounting of Stock Options or Repricing of Underwater Options	We expressly prohibit the discounting of stock options and the repricing of underwater stock options without stockholder approval under our equity compensation plan.

SUPPORTING OUR EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the goals of our executive compensation program are appropriate and that our executive compensation programs support PayPal’s growth strategy and are well aligned with creating long-term stockholder value.

Proposal 3	Approval of an Amendment to our Amended and Restated Certificate of Incorporation (page 60)

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of stockholders who may, for proxy access purposes, aggregate their holdings to reach the 3% minimum ownership requirement from 15 to 20. The Board believes this change advances stockholder rights, is consistent with best practices, and is in the best interests of the Company and its stockholders.

	Our Board’s Recommendation	FOR

Proposal 4	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017 (page 61)

The Board and the Audit, Risk and Compliance Committee believe that the continued retention of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2017 is in the best interests of the Company and our stockholders. As a matter of good corporate practice, we are asking our stockholders to ratify the Audit, Risk and Compliance Committee’s selection of PwC as our independent auditor for 2017.

	Our Board’s Recommendation	FOR

2017 Proxy Statement

Proxy Statement Summary	7

Proposals 5 – 7	Three Stockholder Proposals (if properly presented) (pages 64-70)

Our stockholders will have the opportunity to vote on three stockholder proposals, if properly presented at the Annual Meeting. For each proposal, the text of the proposal, the proponents’ supporting statement and our statement in opposition are set forth beginning on page 64.

	Our Board’s Recommendation	AGAINST EACH PROPOSAL

www.paypal.com

8	Proposal 1

Proposal 1 — Election of Directors

Nine directors listed below have been nominated by our Board for election at the Annual Meeting to serve until our 2018 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees are currently members of the Board. All of the director nominees are independent under the listing standards of The NASDAQ Stock Market, except for Messrs. Schulman and Donahoe. As previously disclosed, Mr. Omidyar has informed the Company that he will not stand for re-election as a director at the Annual Meeting. The Board has determined to reduce the size of the Board to nine directors effective immediately before the Annual Meeting.

Each of our current directors (except for Ms. Johnson) has been previously elected by our stockholders. Ms. Johnson was appointed as a director by the Board in January 2017 based on recommendations from our Corporate Governance and Nominating Committee (the “Governance Committee”). Ms. Johnson was initially identified as a potential candidate by our CEO and another executive officer. Mr. Christodoro was initially appointed to the eBay Inc. (“eBay”) Board of Directors pursuant to the nomination and standstill agreement between eBay and the lcahn Group entered into on January 21, 2015 (the “Standstill Agreement”). At the time of our separation from eBay in July 2015 (the “Separation”), the Company assumed certain obligations under the Standstill Agreement, which no longer applied to eBay. Pursuant to the Standstill Agreement, Mr. Christodoro resigned from the eBay Board of Directors (the “eBay Board”) and became a member of the PayPal Board, with such resignation and appointment effective as of the effective the time of the Separation. A full description of the Standstill Agreement is included in a Form 8-K filed with the SEC by eBay on January 23, 2015. Pursuant to the Standstill Agreement, the Company has agreed to use its reasonable best efforts to cause Mr. Christodoro to be elected, including recommending that the Company’s stockholders vote in favor of Mr. Christodoro. The Standstill Agreement also includes standstill and voting provisions applicable to the Icahn Group’s ownership of shares of the Company’s common stock, including an agreement to vote in favor of the Company’s director nominees so long as Mr. Christodoro is included in the Company’s slate of director nominees.

We expect that each director nominee will be able to serve if elected. If any director nominee is not able to serve, proxies may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

MAJORITY VOTE STANDARD

Under our Amended and Restated Bylaws (“Bylaws”), directors must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee. As a result, abstentions and broker non-votes will have no effect on the vote for this proposal. If a director nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and the Governance Guidelines of the Board (the “Corporate Governance Guidelines”), each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. Within 90 days of the certification of the stockholder vote (subject to an additional 90-day period in certain circumstances), the Governance Committee or another committee of the Board would make a recommendation to the Board about whether to accept the resignation, and the Board would be required to decide whether to accept the resignation and to publicly disclose its decision and the rationale behind it.

In a contested election, the required vote would be a plurality of votes cast.

DIRECTOR NOMINEES

The Governance Committee and the Board have evaluated each of the director nominees against the factors and principles used to select director nominees. Based on this evaluation, the Governance Committee and the Board have concluded that it is in the best interests of the Company and its stockholders for each of the proposed director nominees listed below to continue to serve as a director of the Company. The Board believes that each of the director nominees has a strong track record of being a responsible steward of stockholders’ interests and brings extraordinarily valuable insight, perspective and expertise to the Board. Additional reasons that the Board recommends supporting the election of each the director nominees include:

•	All of the director nominees have high-level managerial experience in relatively complex organizations.
•	Each director nominee has highly relevant professional experience in management, technology, innovation, finance and/or payments.
•	Each director nominee is highly engaged and able to commit the time and resources needed to provide active oversight of PayPal and its management. Each of our directors attended at least 75% of all of our Board meetings and committee meetings for committees on which such director served during 2016.
•	We believe each director nominee is an individual of high character and integrity and is able to contribute to strong Board dynamics.
•	Each director nominee has experience and expertise that complement the skill sets of the other director nominees.

2017 Proxy Statement

Proposal 1	9

Below please find biographical information about the director nominees and their specific experience, skills and qualifications which led the Board and the Governance Committee to conclude that they should continue to serve as directors of PayPal.

Wences Casares

Age: 43

Director since: January 2016

CEO and Founder, Xapo Inc.

Board Committees:

Compensation

Director Qualification Highlights:

•  CEO Experience

•  Innovator

•  Technology Driven

•  Payments Experience

Biography:

Mr. Casares has served as a director of PayPal since January 2016. He is the Founder of Xapo Inc., a bitcoin wallet and vault startup, and has served as its Chief Executive Officer since March 2014. From October 2011 to March 2014, Mr. Casares was Founder and Chief Executive Officer of Lemon Inc., a digital wallet platform. From March 2007 to October 2011, Mr. Casares was Co-Chief Executive Officer of Bling Nation Ltd., a mobile payments platform. He also serves on the Board of Directors of Kiva.org and Endeavor Global, Inc.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Casares’ unique line of sight into the future of commerce and payment technologies is ideally aligned with PayPal’s vision of transforming the management and movement of money for people around the globe.

Jonathan Christodoro

Age: 40

Director since: July 2015

Former Managing Director,

Icahn Capital LP

Board Committees:

Compensation

Director Qualification Highlights:

•  Senior Leadership Experience

•  Finance

•  Public Company Board Service

•  Mergers and Acquisitions

Biography:

Mr. Christodoro has served as a director of PayPal since July 2015. He was previously a board member of eBay from March 2015 to July 2015. Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, a company with investments in technology and distribution, from March 2007 to July 2012. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro also serves on the Board of Directors of Cheniere Energy, Inc., Enzon Pharmaceuticals, Inc., Herbalife Ltd., Lyft, Inc., and Xerox Corporation. Mr. Christodoro was previously a director of: Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., a global commerce and payments company, from March 2015 to July 2015; Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015; and American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017.

Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Christodoro has over 15 years of extensive financial, strategic and investment experience advising and investing in public companies, including at the board level.

www.paypal.com

10	Proposal 1

John J. Donahoe

Age: 56

Director since: July 2015

President and CEO,

ServiceNow, Inc. (effective
April 3, 2017)

Director Qualification Highlights:

•  CEO Experience

•  Public Company Board Service

•  Strategic Planning

•  International Experience

Biography:

Effective as of April 3, 2017, Mr. Donahoe was appointed as the President and Chief Executive Officer and is expected to be appointed as a member of the Board of Directors of ServiceNow, Inc., an enterprise cloud company. He has served as Chairman of the PayPal Board since July 2015. He served as the President and Chief Executive Officer of eBay from March 2008 to July 2015, and a director from January 2008 to July 2015. From January 2012 until April 2012, Mr. Donahoe served as Interim President of the PayPal business. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as the Worldwide Managing Director of Bain & Company. Mr. Donahoe also serves on the Board of Directors of Intel Corporation and Nike, Inc.

Mr. Donahoe received his B.A. in Economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Donahoe brings extensive industry experience and deep knowledge of PayPal’s day-to-day operations based on his former role as director, President and Chief Executive Officer of eBay and previous managerial experience as Interim President of the PayPal business.

David W. Dorman

Age: 63

Director since: June 2015

Chairman and CEO,

AT&T Corporation (retired)

Board Committees:

Compensation (Chair)

Governance

Director Qualification Highlights:

•  CEO Experience

•  Public Company Board Service

•  Strategic Planning

•  Finance

Biography:

Mr. Dorman has served as a director of PayPal since June 2015. He previously served as a board member of eBay from June 2014 to July 2015. Mr. Dorman has been the Non-Executive Chairman of the Board of CVS Health Corporation, a pharmacy healthcare provider, since May 2011, and is the former Chairman and Chief Executive Officer of AT&T Corporation, a telecommunications company (formerly known as SBC Communications Inc.). He is also Founding Partner of Centerview Capital, a private investment firm, since July 2013. He was formerly Non-Executive Chairman of the Board of Motorola Solutions, Inc. (formerly Motorola, Inc.), a leading provider of business and mission critical communication products and services for enterprise and government customers. He served as Non-Executive Chairman of the Board of Motorola, Inc. from May 2008 until the separation of its mobile devices and home businesses in January 2011. From October 2006 to May 2008, he was a Senior Advisor and Managing Director to Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Corporation. From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. Prior to this, he was President of AT&T Corporation from 2000 to 2002 and the Chief Executive Officer of Concert Communications Services, a former global venture created by AT&T Corporation and British Telecommunications plc, from 1999 to 2000. Mr. Dorman also serves on the Board of Directors of Yum! Brands, Inc. and as a Trustee for Georgia Tech Foundation, Inc.

Mr. Dorman received his B.S. in industrial management from Georgia Institute of Technology.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Dorman’s leadership as former Chairman and Chief Executive Officer of AT&T Corporation and his extensive experience in global telecommunications-related businesses as a former Chief Executive Officer, as well as expertise in finance, strategic planning and public company executive compensation adds to the strong leadership expertise of the Board.

2017 Proxy Statement

Proposal 1	11

Belinda J. Johnson

Age: 50

Director since: January 2017

Chief Business Affairs and Legal
Officer, Airbnb, Inc.

Board Committees:

Audit, Risk and Compliance

Director Qualification Highlights:

•  Legal and Regulatory

•  Technology Company Experience

Biography:

Ms. Johnson has served as a director of PayPal since January 2017. She has been the Chief Business Affairs and Legal Officer of Airbnb, Inc., a global community marketplace which provides access to unique accommodations and experiences, since July 2015, having joined as General Counsel in December 2011. Prior to Airbnb until August 2011, Ms. Johnson served as Senior Vice President and Deputy General Counsel of Yahoo! Inc., a digital information platform. Ms. Johnson also served in other various positions at Yahoo! Inc. from August 1999. From November 1996 to August 1999, Ms. Johnson was General Counsel of Broadcast.com, Inc., an internet broadcasting company.

Ms. Johnson received her B.A. from The University of Texas at Austin and her J.D. from The University of Texas Law School.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Ms. Johnson’s expertise with legal and regulatory matters and government relations and extensive experience with global, consumer-facing technology companies is particularly relevant to the Company’s business and adds depth to the Board and the Audit, Risk and Compliance Committee.

Gail J. McGovern

Age: 65

Director since: June 2015

President and CEO,

American Red Cross

Board Committees:

Audit, Risk and Compliance

Governance (Chair)

Director Qualification Highlights:

•  CEO Experience

•  Public Company Board Service

•  Strategic Planning

•  Finance

Biography:

Ms. McGovern has served as a director of PayPal since June 2015. She previously served as a board member of eBay from March 2015 to July 2015. Ms. McGovern is the President and Chief Executive Officer of the American Red Cross, a humanitarian organization, and has served in that position since June 2008. Ms. McGovern also serves as a trustee of John Hopkins Medicine, and a director of DTE Energy Company, and as an advisor to The Weather Channel.

Ms. McGovern received her B.A. in quantitative sciences from Johns Hopkins University and her M.B.A. from Columbia University.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Ms. McGovern’s leadership experience as President and Chief Executive Officer of the American Red Cross adds to the strong leadership expertise of the Board and brings a strong perspective from the academic and nonprofit worlds. Her extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters adds depth to the Board.

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12	Proposal 1

David M. Moffett

Age: 65

Director since: June 2015

CEO, Federal Home Loan
Mortgage Corp (retired)

Board Committees:

Audit, Risk and Compliance
(Chair)

Director Qualification Highlights:

•  CEO Experience

•  Public Company Board Service

•  Payments Experience

•  Finance

Biography:

Mr. Moffett has served as a director of PayPal since June 2015 and as Lead Independent Director since July 2015. He was previously a board member of eBay from July 2007 to July 2015. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (“Freddie Mac”) from September 2008 until his retirement in March 2009. He also served as a director of Freddie Mac from December 2008 to March 2009. In 1993, Mr. Moffett joined Star Banc Corporation, a bank holding company, as Chief Financial Officer and during his tenure played an integral role in the acquisition of Firstar Corporation in 1998 and later U.S. Bancorp in 2001. Mr. Moffett remained Chief Financial Officer of U.S. Bancorp until 2007. Mr. Moffett also serves on the Board of Directors of CSX Corporation, Genworth Financial, Inc. and as a Trustee for Columbia Atlantic Mutual Funds and University of Oklahoma Foundation and as a consultant to various financial services companies.

Mr. Moffett received a B.A. from the University of Oklahoma and an M.B.A. from Southern Methodist University.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Moffett has more than 30 years of strategic finance, risk management, and operational experience in banking and payment processing. He brings this strong financial expertise to his role on the Board and as the Chair of the Audit, Risk and Compliance Committee. He also has extensive global financial management and regulatory expertise as a former Chief Executive Officer and Chief Financial Officer of financial services companies. Mr. Moffett has extensive experience in the payments business as a result of his involvement with the development of U.S. Bancorp’s global expansion of its merchant processing business, which is particularly relevant to PayPal’s business. Mr. Moffett’s leadership experience as Chief Executive Officer of Freddie Mac adds to the strong leadership expertise of the Board.

Daniel H. Schulman

Age: 59

Director since: July 2015

President and CEO,

PayPal Holdings, Inc.

Director Qualification Highlights:

•  CEO Experience

•  Public Company Board Service

•  Payments Experience

•  Strategic Planning

Biography:

Mr. Schulman has served as President and Chief Executive Officer of PayPal since July 2015. He had served as the President and CEO-Designee of PayPal from September 2014 until July 2015. From August 2010 to August 2014, Mr. Schulman served as Group President, Enterprise Group of American Express Company, a financial services company. Mr. Schulman was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from November 2009 until August 2010, when Sprint Nextel acquired Virgin Mobile, USA, a cellular phone service provider. Mr. Schulman also serves on the Board of Directors of Flex Ltd. and Symantec Corporation.

Mr. Schulman received a B.A. from Middlebury College and an M.B.A. from New York University’s Leonard N. Stern School of Business.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Schulman’s extensive industry experience and knowledge of PayPal’s day-to-day operations, as well as his previous managerial experience in the payments and technology industries enables Mr. Schulman to provide valuable perspectives on many issues facing PayPal, particularly with respect to business management and strategy. Mr. Schulman’s service on the Board creates an important link between management and the Board and provides PayPal with decisive and effective leadership.

2017 Proxy Statement

Proposal 1	13

Frank D. Yeary

Age: 53

Director since: July 2015

Chairman, CamberView Partners,
LLC

Board Committees:

Audit, Risk and Compliance

Director Qualification Highlights:

•  Senior Leadership Experience

•  Public Company Board Service

•  Finance

•  Mergers and Acquisitions

Biography:

Mr. Yeary has served as a director of PayPal since July 2015. He previously served as a board member of eBay from January 2015 to July 2015. Mr. Yeary has been Chairman of CamberView Partners, LLC, a corporate advisory firm, since 2012. Mr. Yeary was Vice Chancellor of the University of California, Berkeley, a public university, from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy; from 2010 to 2011, he served as interim Chief Administrative Officer, managing a portfolio of financial and operational responsibilities and departments. Prior to 2008, Mr. Yeary spent 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary also serves on the Board of Directors of Intel Corporation.

Mr. Yeary received his B.A. in History and Economics from the University of California, Berkeley.

Experience, Skills and Qualifications of Particular Relevance to PayPal:

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and mergers and acquisitions expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions. In addition, Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise.

The Board Recommends a Vote FOR each of the Named Director Nominees.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder Recommendations and Nominations

The Governance Committee considers director candidates identified for consideration for nomination to the Board from stockholders. In evaluating such recommendations, the Governance Committee addresses the criteria described below under “Director Selection Process and Qualifications.” There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether the candidate is recommended by a stockholder or otherwise. Stockholders may recommend director candidates by writing to our Corporate Secretary at PayPal Holdings, Inc., 2211 North First Street, San Jose, California 95131, stating the candidate’s name and qualifications for Board membership.

In addition, our Certificate of Incorporation and Bylaws provide proxy access rights that permit eligible stockholders to nominate candidates for election to the Board in the Company’s proxy statement (“proxy access candidates”). Stockholders who wish to nominate a proxy access candidate must follow the procedures described in our Certificate of Incorporation and Bylaws. Proxy access candidates meeting the qualifications and requirements set forth in our Certificate of Incorporation and Bylaws will be included the Company’s proxy statement and ballot.

Director Selection Process and Qualifications

The Governance Committee is responsible for recommending to the Board the qualifications for Board membership and for identifying, assessing and recommending qualified director candidates for the Board’s consideration. The Board’s membership qualifications and nomination procedures are set forth in the Corporate Governance Guidelines.

The Board and Governance Committee evaluate directors based on the following attributes:

•	Character;
•	Integrity;
•	Judgment;
•	Skills;
•	Background;
•	Experience of particular relevance to the Company; and
•	Ability and willingness to devote sufficient time to the Board.

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14	Proposal 1

The Board and Governance Committee consider the following factors and principles in evaluating and selecting director nominees:

•	Directors should have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems;
•	Directors should represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies;
•	Directors should be individuals of the highest character and integrity, with the ability to work well with others and with sufficient time available to devote to the affairs of the Company in order to carry out their responsibilities;
•	In addressing the overall composition of the Board, diversity (including gender and race), age, international background, and expertise should be considered in evaluating potential Board members;
•	The interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any Board committee should be considered;
•	The Board should be composed of directors who are highly engaged with our business; and
•	The Board should include individuals with highly relevant professional experience.

In particular, the Governance Committee values diversity as a factor in selecting nominees. When searching for new directors, the Governance Committee actively seeks out qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.

From time to time, the Governance Committee may retain an executive search firm to assist in identifying, screening and evaluating potential candidates.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding compensation paid to non-employee directors, for their Board and committee services.

2016 DIRECTOR COMPENSATION

Effective January 1, 2016, each non-employee director of the Company received the following annual retainers on the first trading day after January 1 of each year in which the director serves as a non-employee director of the Company, other than Mr. Omidyar, who will not receive any compensation for his services as a Board member:

2016 Annual Retainers:
All Non-Employee Directors	$80,000/year
Non-Executive Board Chair	$100,000/year
Lead Independent Director	$75,000/year
ARC Committee Chair and Compensation Committee Chair	$20,000/year
Governance Committee Chair	$15,000/year
ARC Committee Member and Compensation Committee Member	$18,000/year
Governance Committee Member	$10,000/year

A non-employee director who serves as a Board Chair or as the chair of a committee will be entitled to the Board Chair annual retainer and/or committee chair annual retainer in addition to the non-employee director annual retainer, but will not be entitled to the committee member annual retainer for serving as a member of that specific committee.

A non-employee director may elect to receive 100% of his/her annual retainer(s) in fully vested stock awards of PayPal common stock under our 2015 Equity Incentive Award Plan having a value equal to the annual retainer(s) in lieu of cash.

If a non-employee director is elected or appointed to serve as a member of the Board, or appointed to serve as a member of a committee or as a chair of a committee in which he/she was not a member prior to such appointment, following the annual retainer payment date for such calendar year (i.e., the first trading day after January 1 of such year), such non-employee director will receive a prorated annual retainer, based on the number of days from the appointment/election date to December 31 of such year.

2017 Proxy Statement

Proposal 1	15

2016 Equity Awards:

In addition to the annual retainers, all non-employee directors of PayPal received the following fully vested stock awards of PayPal common stock under our 2015 Equity Incentive Award Plan following PayPal’s annual meeting of stockholders:

All Independent Directors	$220,000 in PayPal common stock
Board Chair[1]	$100,000 in PayPal common stock

1 The Board Chair receives $100,000 in PayPal common stock in addition to the $220,000 in PayPal common stock that he/she receives for services as a non-employee director.

The number of shares of PayPal common stock subject to the stock award is determined by dividing the amount of the annual equity award by the per share fair market value (i.e., the closing price of our common stock) on the date of the annual stockholder meeting, rounded up to the nearest whole share.

If a non-employee director is appointed or elected at any time other than at an annual stockholder meeting, such director will not be eligible to receive an annual equity award for any period prior to the first annual stockholder meeting following his/her appointment or election.

2017 DIRECTOR COMPENSATION

Effective January 1, 2017, each non-employee director of the Company will receive the following annual retainer on the first trading day after January 1 of each year in which the director serves as a non-employee director of the Company, other than Mr. Omidyar, who will not receive any compensation for his services a Board member:

2017 Annual Retainers:
All Non-Employee Directors	$80,000/year
Non-Executive Board Chair	$100,000/year
Lead Independent Director	$75,000/year
ARC Committee Chair	$25,000/year
Compensation Committee Chair and Governance Committee Chair	$20,000/year
ARC Committee Member	$20,000/year
Compensation Committee Member	$18,000/year
Governance Committee Member	$10,000/year

2017 Equity Awards:

In addition to the annual retainers, all non-employee directors of PayPal will receive the following fully vested stock awards of PayPal common stock under our 2015 Equity Incentive Award Plan following PayPal’s annual meeting of stockholders:

All Independent Directors	$250,000 in PayPal common stock
Board Chair[1]	$100,000 in PayPal common stock

1 The Board Chair receives $100,000 in PayPal common stock in addition to the $250,000 in PayPal common stock that he/she receives for services as a non-employee director.

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16	Proposal 1

2016 DIRECTOR COMPENSATION TABLE

The following table summarizes the total compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2016. Ms. Johnson joined the Board after December 31, 2016; therefore, she did not receive any compensation during 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
Wences Casares	95,055	220,002	—	315,057
Jonathan Christodoro	98,000	220,002	—	318,002
John J. Donahoe	180,000	320,003	—	500,003
David W. Dorman	110,000	220,002	—	330,002
Gail J. McGovern	113,000	220,002	—	333,002
David M. Moffett	193,000	220,002	—	413,002
Pierre M. Omidyar	—	—	—	—
Frank D. Yeary	98,000	220,002	—	318,002

1 The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2016, which includes fees with respect to which the following directors elected to receive fully vested shares of PayPal stock in lieu of cash (such shares were granted on January 4, 2016):

Name	Fees Forgone ($)	Shares Received (#)
John J. Donahoe	180,000	5,179
David W. Dorman	110,000	3,165
David M. Moffett	193,000	5,553

2 Amounts shown represent the grant date fair value of the stock awards granted on May 25, 2016 to our directors as computed in accordance with FASB ASC Topic 718. As of December 31, 2016, our non-employee directors held the following deferred stock units (“DSUs”) and stock options.

Name	Total DSUs Held as of 12/31/16 (#)	Total Options Held as of 12/31/16 (#)
Wences Casares	—	—
Jonathan Christodoro	5,353	—
John J. Donahoe	2,464	368,513
David W. Dorman	9,488	—
Gail J. McGovern	3,711	—
David M. Moffett	49,001	14,014
Pierre M. Omidyar	—	—
Frank D. Yeary	5,460	—

2017 Proxy Statement

Corporate Governance	17

Corporate Governance

The Board is committed to good corporate governance. We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability, and engenders public trust. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

We believe that strong corporate governance practices that provide meaningful rights to our stockholders and ensure Board and management accountability are key to our relationship with our stockholders. We strive to have regular, constructive conversations with our stockholders to better understand our stockholders’ priorities and perspectives, and to provide us with useful input concerning our corporate governance and compensation practices.

To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted the Corporate Governance Guidelines to serve as a framework within which the Board conducts its business. Our Corporate Governance Guidelines, charters of our principal Board committees, our Code of Business Conduct and Ethics (“Code of Business Conduct”), and other governance materials are available on our investor relations website at https://investor.paypal-corp.com/corporate-governance.cfm.

The following sections provide an overview of PayPal’s corporate governance practices.

THE BOARD’S ROLE AND RESPONSIBILITIES

Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its committees.

In January 2017, the Audit Committee of the Board was renamed the Audit, Risk and Compliance Committee (the “ARC Committee”) to more accurately reflect the scope of the committee’s role with respect to oversight of risk and compliance matters. The Board has delegated to the ARC Committee primary responsibility for the oversight of risk management at PayPal. In accordance with its charter, the ARC Committee discusses and reviews with management our major risk exposures, including financial, operational, privacy, security, business continuity, legal, and regulatory risks, and the steps we have taken to monitor, control and manage such exposures and the Company’s risk assessment and risk management policies. The ARC Committee reviews with our Chief Business Affairs and Legal Officer and/or Chief Risk and Compliance Officer, as applicable, significant legal, compliance, or regulatory matters that could have a material impact on our financial statements, compliance policies or our business, including material notices to or inquiries received from governmental agencies.

To oversee and manage risk, we have embedded a global, Company-wide enterprise risk management (“ERM”) program involving the ARC Committee, management, and other personnel. The ERM program is designed to identify, assess, measure and manage key risks facing our Company, including financial crimes risk, regulatory compliance risk, information security, technology risk, operational risk (including fraud losses), credit risk, market risk (including capital and liquidity), reputational risk, and strategic risk. The ERM program is designed to enable the ARC Committee to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review and discuss the Company’s risk exposure and risk tolerance, and to elevate certain key risks for oversight at the Board level. In connection with the ERM program, the ARC Committee discusses individual risk areas with management throughout the year.

The other principal Board committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices. Management has assessed the Company’s compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company, and the Compensation Committee agreed with this conclusion. The Governance Committee reviews the risks associated with our overall corporate governance.

Communication with the Board

Stockholders are invited to contact the Board or any individual director by writing to the Corporate Secretary at our principal executive offices: PayPal Holdings, Inc., 2211 North First Avenue, San Jose, California 95131, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member(s) will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Board and Committee Evaluations

The Board and its principal committees perform an annual self-assessment to assess their performance and effectiveness and to identify opportunities to improve Board and committee performance. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chairman and Lead Independent Director then follows up on this feedback and takes such further action with directors receiving comments and other directors as needed.

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18	Corporate Governance

Director Orientation and Continuing Education

Our director orientation programs familiarize new directors with the Company’s businesses, strategies, and policies, and assist new directors in developing the skills and knowledge required for their service on the Board. All other directors are also invited to attend the orientation programs. From time to time, management advises, or invites outside experts to attend Board meetings to advise, the Board on its responsibilities, management’s responsibilities, developments relevant to corporate governance and best corporate practices. Board members may attend, at the Company’s expense, accredited director education programs.

Succession Planning

The Board recognizes the importance of effective executive leadership to PayPal’s success and regularly reviews executive succession planning. As part of this process, the Board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for our executive officers (including the CEO). The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Code of Business Conduct

We expect our directors, officers, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, officer, and employee. PayPal’s Code of Business Conduct requires that directors, executive officers, and other employees disclose actual or potential conflicts of interest and recuse themselves from related decisions. We regularly review the Code of Business Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees. The Code of Business Conduct is available at https://investor.paypal-corp.com/corporate-governance.cfm. Concerns about accounting or auditing matters or possible violations of our Code of Business Conduct should be reported under the procedures outlined in the Code of Business Conduct.

Outside Advisors

The Board may retain outside legal, accounting, or other advisors as it deems necessary or appropriate at the Company’s expense and without obtaining management’s consent. Each principal committee of the Board may also retain outside legal, accounting or other advisors as it deems necessary or appropriate at the Company’s expense and without obtaining the Board’s or management’s consent.

DIRECTOR INDEPENDENCE

Under the listing standards of The NASDAQ Stock Market (“NASDAQ”) and our Corporate Governance Guidelines, the Board must consist of a majority of independent directors. Annually, each director completes a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of NASDAQ and our Corporate Governance Guidelines, and whether members of the ARC Committee and Compensation Committee satisfy additional Securities and Exchange Commission (“SEC”) and NASDAQ independence requirements. The Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making determinations regarding a director’s independence, and the Board does not consider any of those transactions, relationships, and arrangements in determining director independence.

Based on its review, the Board has determined that each of Wences Casares, Jonathan Christodoro, David W. Dorman, Belinda J. Johnson, Gail J. McGovern, David M. Moffett, Pierre M. Omidyar, and Frank D. Yeary is independent under the listing standards of NASDAQ and our Corporate Governance Guidelines, including that each director is free of any relationship that would interfere with his or her individual exercise of independent judgment.

The Board limits membership on the ARC Committee, the Compensation Committee, and the Governance Committee to independent directors. Our Corporate Governance Guidelines prohibit directors from serving on the board of directors, or as an officer, of another company that might cause a significant conflict of interest. Our Corporate Governance Guidelines also provide that any director who has previously been determined to be independent must inform the Lead Independent Director and our Corporate Secretary of any significant change in his or her personal circumstances, including a change in principal occupation, change in his or her professional roles and responsibilities or status as a member of the board of another public company, including retirement, and any change in circumstance that may cause his or her status as an independent director to change.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an employee of PayPal. None of our executive officers served on the board of directors or compensation committee of another entity that has an executive officer that serves on the Board or the Compensation Committee.

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Corporate Governance	19

Board Leadership and Lead Independent Director

In accordance with our Bylaws, the Board elects our Chairman of the Board and our CEO. Our Corporate Governance Guidelines require that the roles of Chairman and CEO be held by separate individuals. The Board’s policy is that the positions of Chairman and CEO should be held by separate persons as an aid in the Board’s oversight of management and to allow the CEO to focus primarily on management responsibilities. Mr. Donahoe currently serves as our Chairman.

In July 2015, our independent directors elected Mr. Moffett to serve a two-year term as the Board’s Lead Independent Director through the conclusion of the Annual Meeting. In March 2017, Mr. Moffett was reelected to serve an additional two-year term as Lead Independent Director effective upon the conclusion of the Annual Meeting, subject to his continuing reelection and status as an independent director. The Lead Independent Director’s responsibilities are detailed in our Corporate Governance Guidelines, and include:

•	Providing the Chairman with input as to an appropriate schedule of Board meetings;
•	Providing the Chairman with input as to the preparation of agendas for Board meetings;
•	Providing the Chairman with input as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;
•	Making recommendations to the Chairman regarding the retention of consultants who report directly to the Board (other than consultants who are selected by the various committees of the Board);
•	Presiding over executive sessions of the Board;
•	Acting as a liaison between the Independent Directors and the Chairman and CEO on sensitive issues;
•	Together with the Chairman, leading the Board in its review of the results of the annual self-assessment process, including acting on director feedback as needed; and
•	Together with the Chairman, conducting interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Board Committees

The Board has three principal committees: the ARC Committee, the Compensation Committee, and the Governance Committee. Each committee has a written charter, which is available on the corporate governance section of our investor relations website at https://investor.paypal-corp.com/corporate-governance.cfm. The table below provides the current membership for each principal Board committee.

	ARC Committee	Compensation Committee	Governance Committee
Wences Casares	—	Member	—
Jonathan Christodoro	—	Member	—
John J. Donahoe	—	—	—
David W. Dorman	—	Chair	Member
Belinda J. Johnson*	Member	—	—
Gail J. McGovern	Member	—	Chair
David M. Moffett	Chair	—	—
Pierre M. Omidyar	—	—	—
Daniel H. Schulman	—	—	—
Frank D. Yeary	Member	—	—

* Ms. Johnson has served as a member of the ARC Committee since January 12, 2017.

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20	Corporate Governance

Below is a description of each principal committee of the Board.

ARC Committee

Members Belinda J. Johnson (since Jan. 2017) Gail J. McGovern David M. Moffett (Chair) Frank D. Yeary Meetings in 2016: 10	Primary Responsibilities
The ARC Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities with respect to:
	•	PayPal’s corporate accounting and financial reporting practices;
	•	The independent auditor’s qualifications and independence;
	•	The performance of PayPal’s internal audit function and independent auditor;
	•	The quality and integrity of PayPal’s financial statements and reports;
	•	Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditor;
	•	Producing the Audit Committee Report for inclusion in our proxy statement;
	•	PayPal’s overall risk framework and risk appetite; and
	•	PayPal’s compliance program.
The charter of the ARC Committee describes its specific responsibilities and functions.
Independence
The Board has determined that each member of the ARC Committee meets the independence requirements of NASDAQ and the SEC and otherwise satisfies the requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of the ARC Committee is financially literate and that Mr. Moffett is an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

Members Wences Casares Jonathan Christodoro David W. Dorman (Chair) Meetings in 2016: 8	Primary Responsibilities
The primary responsibilities of the Compensation Committee are to:
• Review and approve all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers;
• Oversee and monitor compliance with the Company’s stock ownership guidelines applicable to directors and executive officers;
• Review the Compensation Discussion and Analysis contained in our proxy statement and prepare the Compensation Committee Report for inclusion in our proxy statement; and
• Review and consider the results of any advisory stockholder votes on executive compensation.
The charter of the Compensation Committee describes its specific responsibilities and functions and permits the Compensation Committee, in its discretion, to delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Compensation Committee or, subject to applicable law, listing standards and the terms of the charter, any officer or officers of the Company.

Independence
Each member of the Compensation Committee meets the independence requirements of NASDAQ and the SEC.
Additionally, the Compensation Committee assesses on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers. Additional disclosure regarding the role of the Compensation Committee in compensation matters, including the role of consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Roles and Responsibilities — Compensation Consultant” below.

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Corporate Governance	21

Governance Committee

Members David W. Dorman Gail J. McGovern (Chair) Meetings in 2016: 4	Primary Responsibilities
The primary responsibilities of the Governance Committee include:
	•	Making recommendations to the Board as to the appropriate size of the Board or any Board committee;
	•	Reviewing the qualifications of candidates for the Board;
	•	Making recommendations to the Board on potential Board and Board committee members, whether as a result of vacancies (including any vacancy created by an increase in the size of the Board) or as part of the annual election cycle;
	•	Reviewing our Corporate Governance Guidelines annually; and
	•	Establishing procedures to exercise oversight of the evaluation of the Board and senior management, and leading an annual evaluation of the Board and senior management.
The charter of the Governance Committee describes its specific responsibilities and functions.
Independence
Each member of the Governance Committee meets the independence requirements of NASDAQ.

Meetings and Attendance

Our Board holds regularly scheduled quarterly meetings. At each regularly scheduled Board meeting, a member of each principal Board committee reports on any significant matters addressed by the committee since the last quarterly Board meeting. In addition, the outside directors have the opportunity to meet without our management or the other directors as part of each regularly scheduled Board meeting. The Lead Independent Director leads these discussions.

Our Board met four times during 2016. Each director nominee who served in 2016 attended at least 75% of all of our Board meetings and committee meetings for committees on which he or she served in 2016.

All directors are expected to attend the Annual Meeting. Eight of the nine directors serving on our Board at the time of our 2016 annual meeting of stockholders attended that meeting.

Certain Transactions with Directors and Officers

RELATED-PERSON TRANSACTION POLICY

The Board has adopted a written related-person transaction policy governing the review and approval of related person transactions that is administered by the ARC Committee. The policy applies to any transaction or series of transactions in which the Company or a consolidated subsidiary is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, beneficial owners of more than 5% of PayPal’s outstanding common stock and their respective immediate family members.

Under the policy, transactions requiring review are referred to the ARC Committee for pre-approval, ratification or other action. Management will provide the ARC Committee with a description of any related-person transaction proposed to be approved or ratified. This description will include the terms of the transaction, the business purpose of the transaction, and the benefits to PayPal and to the relevant related person. In determining whether to approve or ratify a related-person transaction, the ARC Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related person;
•	Whether there are demonstrable business reasons for the Company to enter into the transaction;
•	Whether the transaction would impair the independence of an outside director under the Company’s director independence standards; and
•	Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

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22	Corporate Governance

The Company also has practices that address potential conflicts in circumstances where a non-employee director is a control person of an investment fund that desires to make an investment in or acquire a company that may compete with one of the Company’s businesses. Under those circumstances, the director is required to notify the Company’s CEO and Chief Business Affairs and Legal Officer of the proposed transaction, and the Company’s senior management then assesses the nature and degree to which the investee company is competitive with one of the Company’s businesses, as well as the potential overlaps between the Company and the investee company. If the Company’s senior management determines that the competitive situation and potential overlaps between PayPal and the investee company are acceptable, approval of the transaction by the Company would be conditioned upon the director agreeing to certain limitations (including refraining from joining the board of directors of, serving as an advisor to, or being directly involved in the business of the investee company or conveying any confidential or proprietary information regarding the investee company to the Company or regarding the Company’s line of business with which the investee competes to the investee company, abstaining from being the primary decision-maker for the investment fund with respect to the investee company, recusing himself/herself from portions of investee company meetings that cover confidential competitive information reasonably pertinent to the Company’s lines of business with which the investee company competes and agreeing to any additional limitations deemed to be reasonably necessary or appropriate by the Company’s senior management as circumstances change). All transactions by investment funds in which a non-employee director is a control person also remain subject in all respects to the Board’s written policy for the review of related person transactions, discussed above.

Transactions with Related Persons

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

On January 21, 2015, eBay entered into the Standstill Agreement with the Icahn Group pursuant to which eBay appointed Mr. Christodoro to serve as a member of the eBay Board. At the time of the Separation in July 2015, the Company assumed certain obligations under the Standstill Agreement, which no longer applied to eBay. Pursuant to the Standstill Agreement, Mr. Christodoro elected to resign from the eBay Board and became a member of the PayPal Board, with such resignation and appointment effective as of the effective time of the Separation. A full description of the Standstill Agreement is included in a Form 8-K filed with the SEC by eBay on January 23, 2015.

Since January 1, 2016, there were no related person transactions, and we are not aware of any currently proposed related person transactions, that would require disclosure under SEC rules.

2017 Proxy Statement

Our Executive Officers	23

Our Executive Officers

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 31, 2017.

Name	Age	Position	Biography
Daniel H. Schulman	59	President and Chief Executive Officer	Mr. Schulman’s biography is set forth on page 12 under the heading “Proposal 1 — Election of Directors — Director Nominees.”
Jonathan Auerbach	54	Executive Vice President, Chief Strategy and Growth Officer	Mr. Auerbach has served PayPal as Executive Vice President, Chief Strategy & Growth Officer since September 2016. From July 2015 to September 2016, he served as Senior Vice President, Chief Strategy and Growth Officer. Mr. Auerbach was the CEO of Group Digital Life at Singapore Telecommunication Limited (Singtel), a telecommunications company, from September 2014 to May 2015, where he led the company’s global portfolio of digital businesses as well as its venture fund. From 1987 through 2014, Mr. Auerbach was a management consultant and held a variety of executive roles with McKinsey & Company, a global management consulting firm.
Aaron Karczmer	45	Senior Vice President, Chief Risk and Compliance Officer	Mr. Karczmer has served PayPal as Senior Vice President, Chief Risk and Compliance Officer since January 2017. From September 2016 to January 2017, he served as Senior Vice President, Chief Compliance and Ethics Officer. From May 2016 to September 2016, he served as Senior Vice President, Chief Compliance Officer. From 2013 to April 2016, he served as Senior Vice President, Deputy Chief Compliance Office and Head of Global Financial Crime Compliance of American Express, a financial services company. From May 2011 to January 2013, he served as Vice President, Principal Compliance Leader, Enterprise Growth and Enterprise Compliance Risk Management of American Express. From September 2007 to May 2011, he served as Vice President, Financial Intelligence Unit — AML Enterprise Surveillance, Investigations & Technology of American Express.
Gary Marino	60	Executive Vice President, Chief Commercial Officer	Mr. Marino has served PayPal as Executive Vice President, Chief Commercial Officer since September 2016. From July 2015 to September 2016, he served as Senior Vice President, Global Credit and the Americas. Mr. Marino co-founded Bill Me Later, Inc. in 2001 and served as its Chief Executive Officer from 2001 through November 2009, when PayPal, Inc., a subsidiary of PayPal Holdings, Inc., acquired Bill Me Later, Inc.
A. Louise Pentland	44	Executive Vice President, Chief Business Affairs and Legal Officer	Ms. Pentland has served PayPal as Executive Vice President, Chief Business Affairs and Legal Officer since September 2016. From July 2015 to September 2016, she served as Senior Vice President, Chief Legal Officer and Secretary. Ms. Pentland was previously the Executive Vice President and Chief Legal Officer at Nokia Corporation, a multinational communications and information technology company, from July 2008 to July 2014. Ms. Pentland also serves on the Board of Directors of Hitachi Ltd.

www.paypal.com

24	Our Executive Officers

Name	Age	Position	Biography
John D. Rainey	46	Executive Vice President, Chief Financial Officer	Mr. Rainey has served PayPal as Executive Vice President, Chief Financial Officer since September 2016. From August 2015 to September 2016, he served as Senior Vice President, Chief Financial Officer. From April 2012 to July 2015, Mr. Rainey was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holding company. Mr. Rainey also served as Chief Financial Officer and Executive Vice President at United Airlines, Inc., an airline company. from April 2012 to August 2015. From October 2010 to April 2012, Mr. Rainey was Senior Vice President of Financial Planning and Analysis at United Continental Holdings, Inc.
William Ready	37	Executive Vice President, Chief Operating Officer	Mr. Ready has served PayPal as Executive Vice President, Chief Operating Officer since September 2016. From July 2015 to September 2016, he served as Senior Vice President, Global Head Product & Engineering of PayPal. Prior to the Separation, Mr. Ready was the head of PayPal’s Braintree operations from the time of its acquisition in December 2013. Mr. Ready was the Chief Executive Officer of Braintree, an online payments provider, from October 2011 until its acquisition by eBay Inc., in December 2013. From July 2011 to October 2011, Mr. Ready was an executive in residence at Accel Partners, a leading Silicon Valley venture capital and growth equity firm. Mr. Ready was the President of iPay Technologies, Inc., a payments services provider, from 2008 to 2011. Mr. Ready also serves on the Board of Directors of Automatic Data Processing, Inc.

2017 Proxy Statement

Stock Ownership Information	25

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 2, 2017 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each director and nominee for director, (3) each of the executive officers named in the 2016 Summary Compensation Table below, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o PayPal Holdings, Inc., 2211 North First Street, San Jose, California 95131.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
T. Rowe Price Associates, Inc. [2]	80,664,195	6.7%
The Vanguard Group[3]	73,094,031	6.1%
Pierre M. Omidyar[4]	70,368,858	5.9%
Daniel H. Schulman[5]	430,241	*
John D. Rainey[6]	82,030	*
Tomer Barel[7]	82,194	*
William J. Ready[8]	219,481	*
A. Louise Pentland[9]	69,342	*
Wences Casares[10]	8,121	*
Jonathan Christodoro[11]	11,029	*
John J. Donahoe[12]	516,384	*
David W. Dorman[13]	27,003	*
Belinda J. Johnson[14]	2,537	*
Gail J. McGovern[15]	9,549	*
David M. Moffett	65,230	*
Frank D. Yeary[16]	11,136	*
All directors and executive officers as a group (17 persons)[17]	72,053,511	6.0%

* Less than one percent

1 This table is based upon information supplied by officers, directors, and principal stockholders and any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 2, 2017, and restricted stock units (“RSUs”) that are scheduled to vest within 60 days of March 2, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,200,592,309 shares of common stock outstanding as of March 2, 2017.

2 T. Rowe Price Associates, Inc. has beneficial ownership of an aggregate of 80,664,195 shares of the Company’s common stock. T. Rowe Price Associates, Inc. has sole voting power of 27,617,454 shares of the Company’s common stock and sole dispositive power of 80,664,195 shares of the Company’s common stock. The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, MC 21202.

3 The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 73,094,031 shares of the Company’s common stock. The Vanguard Group has sole voting power of 1,744,177 shares of the Company’s common stock, shared voting power of 193,570 shares of the Company’s common stock, sole dispositive power of 71,170,985 shares of the Company’s common stock, and shared dispositive power of 1,923,046 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

4 Mr. Omidyar is founder of eBay. Includes 70,000 shares held by his spouse as to which he disclaims beneficial ownership.

5 Mr. Schulman is our President and CEO. Includes 193,452 shares Mr. Schulman has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017, and 72,512 RSUs scheduled to vest within 60 days of March 2, 2017.

6 Mr. Rainey is our Executive Vice President, Chief Financial Officer. Includes 36,412 shares Mr. Rainey has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017, and 16,787 RSUs scheduled to vest within 60 days of March 2, 2017.

7 Mr. Barel is our Executive Vice President, Chief Enterprise Services Officer. Includes 19,127 shares Mr. Barel has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017 , and 27,926 RSUs scheduled to vest within 60 days of March 2, 2017.

8 Mr. Ready is our Executive Vice President, Chief Operating Officer. Includes 16,810 shares Mr. Ready has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017, and 83,787 RSUs scheduled to vest within 60 days of March 2, 2017.

9 Ms. Pentland is our Executive Vice President, Chief Business Affairs and Legal Officer. Includes 24,450 shares Ms. Pentland has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017, and 16,787 RSUs scheduled to vest within 60 days of March 2, 2017.

10 The address for Mr. Casares is Xapo Inc., 2983 Woodside Road, Woodside CA 94062.

11 The address for Mr. Christodoro is Icahn Associates, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

12 Includes 368,513shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 2, 2017.

13 The address for Mr. Dorman is Knoll Ventures, Tower Place 200, Suite 1000, 3348 Peachtree Road, NE, Atlanta, Georgia 30326.

14 The address for Ms. Johnson is Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103.

www.paypal.com

26	Stock Ownership Information

15 The address for Ms. McGovern is American Red Cross, 430 17th Street, NW, Washington, DC 20006.

16 The address for Mr. Yeary is CamberView Partners, LLC, 650 California Street, 31st Floor, San Francisco, California 94108.

17 Includes 702,602 shares subject to options exercisable within 60 days of March 2, 2017, and 251,243 RSUs scheduled to vest within 60 days of March 2, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

2017 Proxy Statement

Proposal 2	27

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis to approve the compensation paid to our NEOs (“say-on-pay”), as described in the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Compensation Committee is committed to an executive compensation program that creates transparent and simple programs that appropriately incentivize our executives, align with stockholder interests and external expectations, and enable us to effectively compete for and win top talent and to build the strongest possible leadership team for PayPal. The Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.

The Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, and the other related tables and disclosures.”

This “say-on-pay” vote is advisory, and therefore not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. It is expected that the next “say-on-pay” vote will occur at PayPal’s 2018 annual meeting of stockholders.

The Board Recommends a Vote FOR Proposal 2.

www.paypal.com

28	Compensation Discussion and Analysis

Compensation Discussion and Analysis

Dear PayPal Stockholder:

2016 was another historic year for PayPal, as we completed our first full calendar year as an independent public company following our separation from eBay in July 2015. Since becoming an independent company, we have focused on furthering our long-term growth by executing a broad transformation of our culture and business model. In 2016, we pursued our mission and vision, dramatically expanded our customer value proposition, changed our approach and business model to support customer choice, and strengthened strategic partnerships across the ecosystem.

2016 was also a transformative year for our executive compensation program. Following the separation from eBay, we undertook a thorough review of the executive compensation program that we inherited from eBay. We considered the unique requirements of the financial technology (“FinTech”) competitive landscape and redesigned our executive compensation strategy to better fit our business. Our goal was to create transparent and simple programs that appropriately incentivize our executives, align with stockholder interests and external expectations, and enable us to effectively compete for and win top talent and to build the strongest possible leadership team for PayPal. The Compensation Discussion and Analysis that follows will give you an overview of our compensation program for our named executive officers and their compensation for 2016.

We encourage you to review this description and analysis of our program carefully, and we hope you agree that our executive compensation program supports PayPal’s growth strategy and is well aligned with creating long-term stockholder value.

The Compensation Committee of the Board

David W. Dorman (Chairman)

Wences Casares

Jonathan Christodoro

2017 Proxy Statement

Compensation Discussion and Analysis	29

Introduction

2016 was transformative for PayPal, as we completed our first full calendar year as an independent, public company. Following our successful separation from eBay in July 2015 (the “Separation”), the Committee approved an executive compensation program based on our “pay for performance” philosophy that aligns our executive officers’ compensation with the key drivers of profitable short-term and long-term growth. The Committee restructured our compensation program with the goals of properly incentivizing and rewarding our executives for performance that exceeds expectations, providing transparency for both our executives and our stockholders, and positioning us competitively to enable us to attract and retain our executives.

In September 2016, we reorganized PayPal’s executive leadership structure with the formation of a new senior leadership team (“SLT”) that reports directly to our Chief Executive Officer. As part of this new leadership structure, the Committee approved the introduction of an executive vice president (“EVP”) designation and promoted six executives to EVP.

This Compensation Discussion and Analysis (“CD&A”) describes the compensation for each of PayPal’s named executive officers (“NEOs”). For 2016, the NEOs, whose compensation will be discussed in detail in this CD&A, were:

Daniel H. Schulman	President and Chief Executive Officer (our “CEO”)
John D. Rainey	Executive Vice President, Chief Financial Officer
Tomer Barel	Executive Vice President, Chief Risk and Data Officer[1]
A. Louise Pentland	Executive Vice President, Chief Business Affairs and Legal Officer
William Ready	Executive Vice President, Chief Operating Officer

1 In January 2017, Mr. Barel assumed the role of Executive Vice President, Chief Enterprise Services Officer. In connection with the change in Mr. Barel’s responsibilities, the Company determined that he would no longer be classified as an executive officer.

Executive Summary—Overview of Executive Compensation Program

The following is a brief overview of the primary compensation elements for our NEOs in 2016.

PRIMARY COMPENSATION ELEMENTS FOR NEOs IN 2016

Total Direct Compensation
	Salary	Annual Incentive Award	Performance-Based Restricted Stock Units (“PBRSUs”)	Restricted Stock Units (“RSUs”)
When is it set?	Set at hire; reviewed annually	Granted annually and paid in February following conclusion of performance period.	Granted annually in March	Granted annually in April
Form of payment	Cash		Equity
Timeframe of targeted performance	Short-term (annual) emphasis		Long-term (multi-year) emphasis
Performance period	Ongoing	One year	Three year performance period with “cliff” vesting of shares earned, if any, following end of performance period	Three year service-based vesting, on annual ratable basis
2016 performance measures	N/A	Company Performance – Revenue and Non-GAAP Net Income, with Net New Actives adjustment Individual Performance	FX-Neutral Revenue Compound Annual Growth Rate (“CAGR”) and Free Cash Flow CAGR	Service-based vesting; ultimate value varies based on stock price performance
Objective

Compensates for expected day-to-day performance

Rewards individuals’ current contributions

Reflects scope of roles and responsibilities

Attracts highly capable leaders in an extremely competitive talent market

Compensates for successful annual performance

Motivates achievement of short-term performance goals designed to enhance value of Company

Attracts highly capable leaders in an extremely competitive talent market

Compensates for successful achievement of three year performance goals designed to enhance long-term value

Intended to satisfy long-term retention objectives

Attracts highly capable leaders in an extremely competitive talent market

Compensates for the creation of long-term value

Recognizes recent performance and potential future contributions

Intended to satisfy long-term retention objectives

Attracts highly capable leaders in an extremely competitive talent market

www.paypal.com

30	Compensation Discussion and Analysis

KEY CONSIDERATIONS IN SETTING PAY

Objectives of Executive Compensation Program

Following the Separation, the Committee redefined our compensation philosophy to reflect the challenges inherent in operating as an independent FinTech company. As such, the Committee prioritized the following compensation philosophy and goals in 2016:

•	Simplicity, Transparency and Clarity of our program – enable executives to directly link Company and individual performance to their pay, and enable stockholders to directly link returns on their investment to Company performance;
•	One Team – unified goals and objectives for the entire executive leadership team (and all employees Company-wide) to drive operational decisions and Company performance;
•	Winning the War for Talent – recognizing the unique FinTech space in which we compete, prioritize nimble and aggressive compensation strategies to attract and retain key talent; and
•	Individual Performance – ensure compensation is commensurate with results, both on the upside and downside, and that leaders are held accountable for underperformance.

Investor Feedback and 2016 Say-On-Pay Advisory Vote on Named Executive Officer Compensation

In 2016, we provided our stockholders with their first advisory (non-binding) vote on our executive compensation program as an independent public company (a “say-on-pay” vote). At our 2016 annual meeting of stockholders (the “2016 Annual Meeting”), we received more than 95% support of the votes cast on our say-on-pay proposal. In addition, following the 2016 Annual Meeting in the fall of 2016, we engaged in proactive outreach efforts with major institutional investors holding approximately 40% of our common stock about various corporate governance and executive compensation-related issues.

After considering our 2016 say-on-pay voting results as well as the positive feedback received during our stockholder engagement efforts, the Committee determined that it was appropriate to maintain the core design of our 2016 executive compensation program and did not make any changes to the Company’s executive compensation program in response to the 2016 say-on-pay voting results and stockholder engagement feedback. The Committee will continue to consider future say-on-pay votes and investor feedback when considering and making decisions relating to our executive compensation program, policies, and practices.

Pay for Performance

Our key executive compensation guiding principle continues to be closely aligning the compensation of our executives with the creation of long-term value for our stockholders by tying a significant portion of their target total direct compensation opportunity to our performance.

2017 Proxy Statement

Compensation Discussion and Analysis	31

2016 Performance Highlights

2016 was a year of significant financial and operational accomplishments for PayPal. Since the Separation, we have focused on the long-term growth of our business by executing a broad transformation of our culture and business model to support customer choice and strengthening strategic partnerships across the ecosystem. The following summarizes our key financial and operational performance results for 2016. We use certain of these key metrics as the performance measures in our incentive compensation program and believe these measures help to align the interests of our executives with those of our stockholders.

1 Non-GAAP net income and free cash flow are two of the performance metrics used in our incentive compensation program. Non-GAAP net income and free cash flow are not financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). For information on how we compute these non-GAAP financial measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section beginning on page 47 of our 2016 Annual Report on Form 10-K filed with the SEC on February 8, 2017.

In addition to our strong financial and operational results, we also achieved the following in 2016:

•	Our total stockholder return for 2016 reflected a 9% year-over-year increase in stockholder value, determined based on our closing stock prices on December 31, 2015 and December 30, 2016.
•	As part of our vision of being a true Customer Champion and supporting customer choice, we forged a series of transformative strategic partnerships with networks, financial institutions, technology companies, and mobile carriers.
•	Mobile-first products like Venmo, Xoom and Braintree drove mobile payment volume of over $100 billion, a 55% increase compared to the prior year.
•	We saw strong growth in peer-to-peer (P2P) payments, with P2P payment volume of $64 billion for the year, a 57% increase compared to the prior year.

www.paypal.com

32	Compensation Discussion and Analysis

Linking 2016 NEO Compensation to Performance

We believe that our executive compensation program was effective at incentivizing results in 2016 by appropriately aligning pay and performance. The following charts show the 2016 Target Total Direct Compensation mix for our CEO, Mr. Schulman, and the average Target Total Direct Compensation mix for our other NEOs. Target Total Direct Compensation is the sum of (i) earned 2016 base salary, (ii) target 2016 annual incentive award and (iii) target annual long-term incentive award (based on grant date fair values).

Target Total Direct Compensation Mix

The following chart demonstrates the alignment between two of the key metrics used to determine and inform our compensation decisions and CEO Pay (as shown in the “2016 Summary Compensation Table”) during 2016 and 2015.

Revenue Relative and

Non-GAAP Net Income Relative to CEO Pay

2017 Proxy Statement

Compensation Discussion and Analysis	33

2016 Incentive Pay Outcomes Are Aligned with Performance—Annual Incentive Award Program

Our NEOs earned annual incentive awards (bonuses) under the 2016 annual incentive award program (the “2016 AIP”), which is our annual bonus program for eligible employees adopted pursuant to the PayPal Employee Incentive Plan. Under the 2016 AIP, Revenue serves as the “gate,” or the funding performance target. Assuming the funding performance threshold is achieved, Non-GAAP Net Income is the primary performance measure that establishes the payment with respect to the financial component, with “Net New Actives” (as defined below in “Compensation Framework – Incentive (Performance-Based) Compensation for 2016 – Annual Incentive Award Program – Company Performance Measures) serving as a financial performance measure modifier. The 2016 AIP weights the Company performance component at 75% and the individual performance component at 25% for our NEOs.

In early 2017, the Committee approved funding 2016 annual incentives under the 2016 AIP based upon our exceeding the pre-established threshold level of Revenue (the “2016 AIP Funding Threshold”). The Committee then approved specific awards of these annual incentives based upon Company performance with regard to Non-GAAP Net Income, “Net New Actives” performance, and each executive’s individual performance, as further discussed under “Compensation Framework – Incentive (Performance-Based) Compensation for 2016 – Annual Incentive Award Program.” Based on these results, the Committee determined that the Company performance component of the 2016 AIP payout was 151% of target.

www.paypal.com

34	Compensation Discussion and Analysis

The Committee set the 2016 Non-GAAP Net Income target levels in consideration of anticipated performance and within the guidance range provided to the market in early 2016. We experienced significant growth during the year and, accordingly, the 2016 AIP payments were higher than the 2015 annual incentive payments, primarily due to our strong financial and operational performance. The link between our financial performance and our CEO’s annual incentive payment is illustrated in the following graph, which shows how his annual incentive payments for 2016 and 2015 varied based on our Non-GAAP Net Income performance.

2016 Incentive Pay Outcomes Are Aligned with Performance—Performance-Based Restricted Stock Units (“PBRSUs”)

Our 2016 performance impacted the payments of the PBRSUs that were granted to our NEOs prior to the Separation for the 2015-2016 performance period (the “2015-2016 PBRSUs”). Based on eBay’s historical practice, the 2015-2016 PBRSUs are subject to an additional service-based vesting requirement if we met or exceeded pre-established financial performance target levels with respect to FX-Neutral Revenue, Non-GAAP Operating Margin Dollars, and Return on Invested Capital during the performance period. For purposes of the 2015-2016 PBRSUs, we exceeded the Return on Invested Capital and Non-GAAP Operating Margin Dollars threshold levels and the FX-Neutral Revenue target level, resulting in a payout of 104% of the target number of PBRSUs awarded. These PBRSUs were granted as service-based Restricted Stock Units (“RSUs”) on March 1, 2017. For Messrs. Barel and Ready and Ms. Pentland, the resulting RSUs were immediately vested as to 50% of the underlying shares awarded, with the remaining 50% subject to an additional one-year service-based vesting requirement from the RSU grant date. For Messrs. Schulman and Rainey, 100% of the underlying shares awarded are subject to an additional one-year service-based vesting requirement from the RSU grant date.

Even though our financial and operational performance were generally stronger in 2016 than in 2015, the PBRSU payouts were approximately the same compared with 2015, due to the design of the two-year performance period, which effectively balanced our one-year and two-year financial and operational objectives.

2017 Proxy Statement

Compensation Discussion and Analysis	35

Key Compensation Policies and Practices

We are committed to having strong governance standards with respect to our executive compensation program, policies, and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

What We Do
Pay for Performance	The majority of our NEOs’ 2016 Target Total Direct Compensation was performance-based.
Clawback Policy	Our NEOs are subject to a clawback policy, which permits the Committee to require forfeiture or reimbursement of incentive compensation, including any cash incentive award, equity award, or equity-based award paid or awarded to the NEO during the period in which he or she is subject to the policy, if (i) an action or omission by the NEO constitutes a material violation of our Code of Business Conduct; (ii) an action or omission by the NEO results in material financial or reputational harm to the Company; or (iii) a material restatement of all or a portion of our financial statements is the result of a supervisory or other failure by the NEO.
Meaningful Stock Ownership Guidelines	Our stock ownership guidelines align the long-term interests of our NEOs and non-employee directors with those of our stockholders and discourage excessive risk-taking. Our guidelines require stock ownership levels as a value of our shares of common stock equal to a multiple of base salary (6x for CEO, 3x for EVPs, and 2x for all other SLT executives) or annual retainer (5x for non-employee directors), and include stock retention requirements for executive officers until the required ownership levels are reached.
Prohibition of Hedging and Pledging Transactions	Our insider trading policy prohibits members of our Board and NEOs from (i) entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities or (ii) pledging our common stock as collateral for any loans.
Multi-Year Vesting Schedule Requirement	To reinforce a culture in which our NEOs remain focused on our long-term success, our equity compensation plan provides that awards (other than stock options and stock appreciation rights) will vest over a minimum period of three years (or one year if the awards are subject to performance goals), with limited exceptions.
Independent Compensation Consultant	The Committee engages its own independent compensation consultant to advise on executive and non-employee director compensation matters.
Annual Risk Assessment	Based on our annual risk assessment, we have concluded that our compensation program does not present any risk that is reasonably likely to have a material adverse effect on PayPal.
Annual Comparator Peer Group Review	The Committee, with the assistance of its compensation consultant, reviews the makeup of our comparator peer groups annually and makes adjustments to the composition of the groups as it deems appropriate.
Annual Say-on-Pay Vote	We conduct an annual advisory (non-binding) vote on the compensation of the NEOs (a “say-on-pay” vote). At our 2016 Annual Meeting, more than 95% of the votes cast on the say-on-pay proposal were voted in favor of the 2015 compensation of the NEOs.
Investor Engagement	In addition to the annual say-on-pay vote on NEO compensation, we are committed to ongoing engagement with our investors on executive compensation and governance matters. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our investors.

www.paypal.com

36	Compensation Discussion and Analysis

What We Don’t Do
No Excise Tax Gross-Ups on Severance Payments	We do not provide our NEOs with any gross-ups or other payment or reimbursement of excise taxes on severance or other payments in connection with a change in control of PayPal.
No “Single- Trigger” CIC Payments and Acceleration of Equity Awards	We do not make “single-trigger” change in control payments or maintain any plans that require single-trigger change in control acceleration of equity awards to our NEOs upon a change in control of PayPal.
No Tax Gross-Ups on Perquisites	We do not provide our NEOs with tax gross-ups or other payment or reimbursement on perquisites, other than in limited circumstances for business-related relocations and international business travel-related benefits that are under our control, at our direction and deemed to benefit our business operations.
No Continuation of Fringe Benefits	We do not continue executive fringe benefits to our NEOs following a termination of employment under our severance and change in control arrangements.
No Discounting of Stock Options or Repricing of Underwater Options	We expressly prohibit the discounting of stock options and the repricing of underwater stock options without stockholder approval under our equity compensation plan.

2017 Proxy Statement

Compensation Discussion and Analysis	37

Compensation Framework

INCENTIVE (PERFORMANCE-BASED) COMPENSATION FOR 2016

When deciding the target amount and form of each element of compensation for each of our NEOs, the Committee took into account the size and complexity of the NEO’s position and business unit or function, as well as the following factors (the “Incentive Compensation Factors”):

•	performance against financial performance measures;
•	defining business unit or function strategy and roadmaps, and executing against them;
•	organizational development, including hiring, development and retention for each business unit or function;
•	leadership;
•	improving and supporting innovation and execution for the business unit or function;
•	negotiating, closing and integrating or implementing acquisitions, dispositions, and/or strategic partnerships; and
•	achievement of strategic and operational objectives, and executing against budgets.

No specific weightings were assigned to these Incentive Compensation Factors; instead, individual performance was evaluated based on a holistic and subjective assessment of each individual NEO’s performance against these factors.

Annual Incentive Award Program

The 2016 AIP provides our NEOs with the opportunity to earn annual incentive compensation based on Company performance and each executive’s individual performance.

The Committee believes that it is important to have our executives’ annual incentives tied to our overall performance, with individual compensation differentiated based on individual performance.

Target Incentive Amounts

The 2016 annual incentive target percentage (expressed as a percentage of base salary) for each NEO was determined (i) with reference to the Committee’s assessment of data from public filings of our peer group companies and general industry data for comparable technology companies that were included in proprietary third-party surveys (the specific identity of respondents of which are not provided to the Company); (ii) based on each NEO’s position within the Company and (iii) the Incentive Compensation Factors. For 2016, the Committee (i) increased Mr. Barel’s target annual cash incentive opportunity from 65% to 75% of base salary based on its consideration of his prior contributions, the importance of his role in our organization, and to maintain internal equity among similarly situated executives and (ii) increased Mr. Ready’s target annual cash incentive opportunity from 65% to 100% due to his expanding role and responsibilities, which led to his promotion to Executive Vice President, Chief Operating Officer later in the year.

The following table sets forth the 2016 AIP target annual cash incentive opportunities (the “Target Incentive Amount”) for each of our NEOs, expressed (i) as a percentage of 2016 base salary and (ii) in dollars.

Name	Annual Incentive Target as Percentage of Base Salary[1]	Target Incentive Amount (in Dollars)[2]
Daniel H. Schulman	200%	$2,000,000
John D. Rainey	100%	$650,000
Tomer Barel	75%	$370,612
A. Louise Pentland	100%	$620,846
William Ready	100%	$580,000

1 The Target Incentive Amount is based on the eligible earnings paid in 2016.

2 The amount reported for Mr. Barel’s Target Incentive Amount is 75% of his 2016 base salary, converted from New Israeli Shekels (“NIS”) to U.S. dollars (“USD”) at an exchange rate of 1 NIS to 0.267 USD.

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38	Compensation Discussion and Analysis

Company Performance Measures

In early 2016, the Committee set the Company performance measures under the 2016 AIP for our NEOs to create a strong link between Company performance and incentive payouts, as described in the following table.

Measure	Definition	Purpose
Revenue	Revenue, as reported in our Annual Report on our Form 10-K.	The Committee believes that a Revenue threshold (or “gate”) should be included to ensure that no cash incentive is paid if future income may be impaired by insufficient revenue growth.
Non-GAAP Net Income	“Non-GAAP Net Income” excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, Separation expenses, certain one-time gains, losses and/or expenses, and income taxes related to these items. Non-GAAP Net Income is calculated quarterly, is publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of our performance.	The Committee believes that Non-GAAP Net Income is a key measure of our short-term and intermediate-term results given that it can be directly affected by the decisions of our management and provides a widely followed measure of financial performance for our industry. The Committee also believes that the Non-GAAP Net Income measure should serve as the primary funding mechanism for the plan only if the minimum Revenue threshold is met.
Net New Actives	Measures the net change in the number of organic active customer accounts compared to the prior period, in this case 2016 compared to 2015. Net New Actives (“NNA”) excludes the impact of any mergers and acquisitions.	The Committee believes that measuring NNA reinforces the critical importance of growing our customer base to build for the future. As with Non-GAAP Net Income, the Committee believes that this measure should apply only if the minimum Revenue threshold is met.

The Committee determined that the 2016 AIP should contain a minimum Revenue threshold (the “2016 AIP Funding Threshold”) to permit the funding of the plan and a minimum Non-GAAP Net Income threshold to govern the performance necessary to commence payouts. If both thresholds were met, total Non-GAAP Net Income would be applied as the primary determinant of the payout for the 2016 AIP, with the Company performance payout level ranging from 50% at the minimum Non-GAAP Net Income level to 200% at the maximum Non-GAAP Net Income level. The NNA operational performance metric served as a modifier to adjust the Company performance payout 1 percentage point for every 12.5%, or 2 million, of NNA above the budgeted target. The Company performance payout level may not exceed 200% of target. If the 2016 AIP was funded, 75% of the Target Incentive Amount would be based on our Non-GAAP Net Income financial performance as measured against the pre-established performance levels and the NNA modifier, and the remaining 25% of the Target Incentive Amount would be based on individual performance.

The following table shows the (i) threshold, (ii) target and (iii) maximum performance levels established by the Committee for the 2016 AIP, which were set in the first quarter of 2016 based primarily on our approved budget for the year, (iv) the actual performance levels achieved in 2016, and (v) the resulting Company Performance Score, defined as a payout percentage based on our performance as measured against these pre-established performance levels.

Company Measure[1]	Threshold	Target	Maximum	2016 Actual	Percentage of Target Achieved[2]
Revenue	$9.86	N/A	N/A	$10.84	N/A
Non-GAAP Net Income	$1.68	$1.76	$1.89	$1.83	150%
Net New Actives		16		18	1%
Company Performance Score					151%

1 Revenue and Non-GAAP Net Income numbers are shown in billions and NNA is shown in millions.

2 After the end of each year, our actual performance is compared to the performance measures to determine the payout level of the company performance portion of the annual incentive program, subject to Committee—approved variations due to material events not contemplated at the time the target levels were established (such as major acquisitions) and the Committee’s negative discretion. For 2016, the Committee made no adjustments to Revenue, Non-GAAP Net Income or NNA.

Individual Performance Measures

To facilitate differentiation based on individual performance, 25% of the Target Incentive Amount for our NEOs was based on individual performance (the “Individual Performance Score”). To determine each NEO’s Individual Performance Score, which could range from 0% to 200%, Mr. Schulman presented to the Committee his assessment of each NEO’s individual performance following the end of 2016, and the Committee assessed Mr. Schulman’s individual performance with respect to one or more individual performance factors (collectively, the “Performance Factors”).

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Compensation Discussion and Analysis	39

The Performance Factors related specifically to each executive officer’s job function and generally encompassed the following items for each executive officer:

NEO	Performance Factors
Daniel H. Schulman	•	Maintained and strengthened industry leadership position and brand as independent company
	•	Recruited world class executive management team and created a culture to enable PayPal to attract and retain top talent
	•	Created a clear mission and vision for PayPal to appropriately position PayPal within the industry as being a true Customer Champion and supporting customer choice
	•	Adopted and implemented a set of values and core beliefs for PayPal to drive cultural change and create an environment centered on collaboration, innovation, wellness, and inclusion
John D. Rainey	•	Executed financial plans designed to meet or exceed expectations for growth, margin, and cash flow targets
	•	Implemented programs and processes to facilitate cost savings and operational efficiencies
	•	Managed corporate capital allocation decisions consistent with creation of stockholder value
	•	Led efforts to further enhance control environment and maintained high level of integrity over financial reporting
	•	Led effective investor relations activities and external guidance process
Tomer Barel	•	Led initiatives to develop and deploy automated risk management and fraud detection solutions
	•	Refined all aspects of risk management of PayPal, including enterprise, regulatory, credit, and financial risks
A. Louise Pentland	•	Led compliance with financial and regulatory requirements
	•	Led corporate governance initiatives to reflect best practices
	•	Provided effective legal support related to acquisitions and integration and strategic partnerships
William Ready	•	Led PayPal’s efforts in forging new strategic partnerships and strengthening existing relationships with leading technology companies, as part of our vision of being a true Customer Champion and supporting customer choice
	•	Led product strategy as a core competency of the business

In determining the Individual Performance Score for each NEO, Mr. Schulman and the Committee did not place specific weightings on the Performance Factors, but performed a holistic and subjective assessment of each individual executive officer’s Performance Factors, taking into account the relative importance to us of each Performance Factor. Mr. Schulman recommended to the Committee each NEO’s Individual Performance Score other than his own.

The Committee then made a final determination, in its sole discretion, as to the Individual Performance Score for each NEO after considering Mr. Schulman’s recommendations (other than with respect to himself), reviewing the individual’s performance with respect to the Performance Factors, and considering its own observations and assessments of each NEO’s and Company’s performance. The Committee approved the Individual Performance Scores as recommended by Mr. Schulman for Messrs. Rainey, Barel and Ready and Ms. Pentland of 150%, 150%, 175% and 150%, respectively. For Mr. Schulman, the Committee approved an Individual Performance Score of 175%.

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40	Compensation Discussion and Analysis

2016 AIP Payout

The actual amount of an NEO’s 2016 AIP award was determined by the following formula:

Because the 2016 AIP Funding Threshold was met in 2016, the 2016 AIP was funded. The following table shows the 2016 AIP Payout for each NEO.

NEO	Target Incentive Amount (in Dollars)[1]	x	(a) 75% (Company Performance Score)	+	(b) 25% (Individual Performance Score)	=	2016 AIP Payout
Daniel H. Schulman	$2,000,000		151%		175%		$3,140,000
John D. Rainey	$650,000		151%		150%		$979,875
Tomer Barel[2]	$370,612		151%		150%		$558,698
A. Louise Pentland	$620,846		151%		150%		$935,926
William Ready	$580,000		151%		175%		$910,600

1 The Target Incentive Amount is based on the eligible earnings paid in 2016.

2 The amount reported for Mr. Barel’s 2016 AIP Payout was converted from NIS to USD at an exchange rate of 1 NIS to 0.267 USD.

2017 AIP

For 2017 (the “2017 AIP”), the Committee approved a revised annual incentive design under the PayPal Employee Incentive Plan. The 2017 AIP retains the Revenue “funding” threshold, but includes both Revenue and Non-GAAP Operating Margin as equally weighted Company performance measures that will be the primary determinants of the Company performance component. The 2017 AIP also retains the NNA operational performance metric as an adjustment to the Company performance component. In addition, the Committee approved granting the Company performance portion of the 2017 AIP in the form of PBRSUs, with a one-year performance period (January 1, 2017 to December 31, 2017), pursuant to the terms of the PayPal Employee Incentive Plan and the 2015 PayPal Holdings, Inc. Equity Incentive Award Plan, as amended and restated. The awards were granted in mid-February 2017 and will vest, upon the one-year anniversary of the annual incentive award cycle grant date, subject to and based on Company performance and continued employment through the vesting date. The Committee believes that delivering the Company performance portion of the 2017 AIP in equity further reinforces and strengthens the pay for performance linkage between the NEOs and stockholders, without adding to the Target Total Direct Compensation of our NEOs.

Long-Term Incentive Components

Long-Term Incentive Award Type and Annual Target Value

In making its determination on the long-term incentive (“LTI”) annual target value for 2016, the Committee set equity award guidelines and target levels of individual awards by position based on the following:

•	equity compensation practices of technology companies in our peer group, as disclosed in their public filings (see “Use of Peer Group Comparisons” below for our 2016 peer group) and in proprietary third-party surveys (the specific identity of respondents of which are not provided to the Company);

•	individual performance and potential; and

•	need for individual retention incentives.

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Compensation Discussion and Analysis	41

Based on these guidelines, the Committee approved the following annual target values for the 2016 LTI awards for the NEOs:

NEO	2016 LTI Grant Value
Daniel H. Schulman[1]	$13,000,000
John D. Rainey[2]	$4,000,000
Tomer Barel[3]	$3,000,000
A. Louise Pentland[4]	$4,000,000
William Ready[5]	$4,500,000

1. For 2016, the Committee approved increasing Mr. Schulman’s LTI annual target value due in part to his pay relative to the competitive compensation data, his extraordinary efforts in connection with the Separation, his leadership of the Company and resulting Company performance following the Separation.

2. Mr. Rainey’s LTI annual target value decreased from 2015 to maintain internal equity among similarly situated executives.

3. Mr. Barel’s LTI annual target value increased from 2015 due to the increase in his responsibilities and his pay relative to internal and external peers.

4. Ms. Pentland’s LTI annual target value increased from 2015 due to her expanding role and responsibilities, which led to a promotion to Executive Vice President, Chief Business Affairs and Legal Officer later in the year.

5. Mr. Ready’s LTI annual target value increased from 2015 due to his expanding role and responsibilities, which led to his promotion to Executive Vice President, Chief Operating Officer later in the year.

While eBay historically used stock options as a component of its LTI program, the Committee eliminated stock options from the 2016 LTI program in favor of equally-weighted full-value equity awards. This change, which reflects trends among our peer group, resulted in a restructured mix of long-term incentive grant value for our executive officers consisting of 50% PBRSUs and 50% RSUs.

Accordingly, once the annual target values for the 2016 LTI awards had been set for each NEO, the grant value was allocated equally among PBRSUs and service-based RSUs, resulting in the number of shares of our common stock subject to such awards, as shown in the table below:

NEO	2016 Target PBRSUs[1]	2016 RSUs[2]
Daniel H. Schulman	178,469	163,667
John D. Rainey	54,914	50,359
Tomer Barel	41,186	37,770
A. Louise Pentland	54,914	50,359
William Ready	61,778	56,654

1 The target number of PBRSUs was determined by dividing the USD value of the award by the Average Company Closing Price (i.e., the average of the closing prices of Company common stock for a period of 10 consecutive trading days prior to the grant date). The PBRSUs were granted on March 1, 2016.

2 The number of RSUs granted was determined by dividing the USD value of the award by the Average Company Closing Price. The RSUs were granted on April 1, 2016.

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42	Compensation Discussion and Analysis

The following describes the two components of our 2016 LTI program: performance-based restricted stock units and service-based restricted stock units.

Performance-Based Restricted Stock Units (PBRSUs)

In January 2016, the Committee approved the structure for the PBRSUs granted in 2016. To emphasize the importance of long-term, sustained strategic growth, the Committee approved a three-year performance period with each award to be settled for the number of shares earned pursuant to the award following the end of the performance period, subject to the Committee’s approval of the level of achievement against the pre-established performance targets (the “2016-2018 PBRSUs”).

PERFORMANCE MEASURES AND RATIONALES

The Committee approved the 2016-2018 PBRSU performance metrics to focus on the compound annual growth rates (“CAGR”) of (i) FX-Neutral Revenue and (ii) Free Cash Flow, as equally-weighted metrics. The Committee believes that CAGR is an appropriate performance measure as it is consistent with our long-term goal of growing our revenue and free cash flow.

The following table summarizes the performance measures for the 2016-2018 PBRSUs and the Committee’s rationale for their selection:

Measure/Weighting	Definition	Purpose
FX-Neutral Revenue CAGR (50% weighting)	Calculated on a fixed foreign exchange basis (referred to as “FX-Neutral”)

The Committee believes that the FX-Neutral Revenue measure should be used to help ensure that our executive officers are accountable for driving profitable growth, and making appropriate tradeoffs between investments that increase operating expense and future growth in revenue.

Free Cash Flow CAGR (50% weighting)	“Free Cash Flow” is defined as “Net cash provided by operating activities” less “Property and equipment, net” as reported in our Annual Report on Form 10-K for each year during the performance period.	The Committee believes that the Free Cash Flow measure should be used to emphasize the cash generation capability of the business necessary to finance its continued growth and investment requirements, while positioning us to take advantage of inorganic growth opportunities.

PBRSU MECHANICS AND TARGETS

The targets established for the three-year performance period were set at a level consistent with the medium term outlook provided to the investment community. When the Committee set the target levels for the 2016-2018 PBRSUs, they were intended to be challenging but attainable based on anticipated market growth over the performance period, and to provide appropriate incentives for management to continue to grow our business. The Committee believes that achievement of maximum performance against the target levels would require sustained exceptional corporate performance over the performance period.

To earn any of the shares of our common stock subject to the PBRSUs, at least one of the FX-Neutral Revenue CAGR or Free Cash Flow CAGR performance thresholds must be met. Each of the performance thresholds for FX-Neutral Revenue CAGR and Free Cash Flow CAGR is independent, and if either threshold is met, the award is earnable with respect to that performance measure in accordance with the percentages shown in the table below. If the performance threshold for either FX-Neutral Revenue CAGR or Free Cash Flow CAGR is not met, then there is no payout attributable to that performance measure.

The following chart shows the minimum, target, and maximum levels for FX-Neutral Revenue CAGR and Free Cash Flow CAGR (linear interpolation applies to performance between threshold, target and maximum, with no funding for performance below threshold):

	Threshold	Target	Maximum
FX-Neutral Revenue CAGR (50% weighting)	50% Payout	100% Payout	200% Payout
Free Cash Flow CAGR (50% weighting)	50% Payout	100% Payout	200% Payout

SETTLEMENT OF PREVIOUSLY AWARDED 2015-2016 PBRSUs

In 2015, the NEOs were granted PBRSUs subject to a two-year performance period (the “2015-2016 PBRSUs”), which were designed to result in grants of RSUs with additional service-based vesting requirements if the Company met or exceeded specified financial performance criteria set by the eBay Compensation Committee. The amount and value of the award depended on our performance relative to the target levels approved by the eBay Compensation Committee prior to the Separation.

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Compensation Discussion and Analysis	43

For purposes of the 2015-2016 PBRSUs, assuming above-threshold performance, the NEOs would receive service-based RSUs following the conclusion of the two-year performance period. 100% of any PBRSU awards granted to Mr. Schulman and Mr. Rainey, as CEO and CFO of PayPal on the award date, will vest in March 2018, one year after the grant of the service-based RSUs is made following the end of the two-year performance period, subject to continued employment through the vesting period. This vesting schedule subjects 100% of Mr. Schulman’s and Mr. Rainey’s 2015-2016 PBRSU awards to a full three years of stock price volatility before the shares vest. For the other NEOs, 50% of the service-based RSUs vest in March 2017 and the remaining 50% vest in March 2018, more than one full year following the completion of the performance period. The eBay Compensation Committee believed that the post-performance period service-based feature of the PBRSUs provided an important mechanism that helped to retain and further align our NEOs’ interests with long-term stockholder value creation.

The payout of the 2015-2016 PBRSUs was based on Company performance measures and results over the two-year performance period ending December 31, 2016. The 2015 and 2016 performance measures and related target levels were set by the eBay Compensation Committee prior to the Separation and related solely to the performance of PayPal rather than the combined performance of PayPal and eBay. If PayPal performance met the target performance level, the target number of shares of our common stock subject to the PBRSUs would be earned and granted as RSUs. If PayPal performance exceeded or fell short of the target performance levels, the number of PBRSUs earned and granted as RSUs would be increased or decreased formulaically.

The following chart shows the minimum, target, and maximum levels for FX-Neutral Revenue and Non-GAAP Operating Margin Dollars and the Return on Invested Capital modifier (linear interpolation applies to performance between threshold, target and maximum, with no funding for performance below threshold):

	(50% x FX-Neutral Revenue)	+	(50% x Non-GAAP Operating Margin Dollars)	x	Return on Invested Capital (Modifier)
Threshold	25%		25%		80%
Target	50%		50%		100%
Maximum	100%		100%		120%

The target award was multiplied by the percentage resulting from this calculation to determine the actual number of PBRSUs awarded, subject to variation due to material events not contemplated at the time the targets were set (such as major acquisitions) and to the Committee’s negative discretion. Accordingly, PBRSU awards may range from 0% to 240% of the target award based on FX-Neutral Revenue, Non-GAAP Operating Margin Dollars, and Return on Invested Capital for the two-year performance period.

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44	Compensation Discussion and Analysis

The following table shows the target levels for FX-Neutral Revenue, Non-GAAP Operating Margin Dollars and Return on Invested Capital set by the eBay Compensation Committee at the beginning of the 2015-2016 performance period, the actual results for each of these measures, and the percentage of target achieved.

Importantly, the performance targets for the 2015-2016 PBRSUs were based solely on PayPal performance as an independent company rather than the combined performance of PayPal and eBay. Accordingly, the performance targets reflect decreases from the 2014-2015 PBRSU performance targets, which included the combined eBay/PayPal businesses prior to the Separation.

Measure[1]	Threshold	Target	Maximum	Actual[2]		Percentage of Target Achieved
FX-Neutral Revenue	$18.51	$19.90	$21.89	$20.24	[3]	117%
Non-GAAP Operating Margin Dollars	$4.03	$4.24	$4.58	$4.22	[3]	96%
Return on Invested Capital	16.3%	20.4%	24.5%	19.9%		98%
Total 2015-2016 PBRSU Earnout						104%

1 FX-Neutral Revenue and Non-GAAP Operating Margin Dollars are shown in billions.

2 Actual performance represents aggregate PayPal performance for 2015 and 2016.

3 As part of its review of the Company’s performance against its targets, the Committee considered whether any significant corporate events not contemplated at the time the targets were set should lead to an adjustment of FX-Neutral Revenue or Non-GAAP Operating Margin Dollars results. The Committee concluded that the Company’s FX-Neutral Revenue and Non-GAAP Operating Margin Dollars results should be adjusted to exclude items that are directly attributable to the Separation.

Restricted Stock Units

Our 2016 LTI awards also included service-based RSUs. For 2015 and prior periods, service-based RSUs generally vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. As part of the overall design of the 2016 LTI program, the Committee approved a three-year annual vesting schedule for the 2016 service-based RSUs. The Committee believes that this change is consistent with trends among our peer group. This change also aligns the vesting period of the RSUs with the three-year performance period of the PBRSUs granted in 2016. Service-based RSUs have some value regardless of whether our stock price increases or decreases and therefore help to secure and retain executive officers and provide an appropriate incentive to remain with us during the vesting period.

OTHER COMPENSATION ELEMENTS

Base Salary

At the beginning of each year, the Committee meets to review and approve each executive officer’s base salary for the year after considering competitive market data and the individual factors described above. For 2016, the Committee assessed competitive market data on base salaries from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys (the specific identity of respondents of which are not provided to the Company). The Committee also considered individual factors such as individual performance, levels of responsibility, breadth of knowledge, and prior experience in their evaluation of base salary adjustments.

The table below shows the base salary for each NEO for 2016.

NEO	Base Salary for 2016	Base Salary for 2015
Daniel H. Schulman	$1,000,000	$1,000,000
John D. Rainey	$650,000	$650,000
Tomer Barel[1]	$500,000	$381,000
A. Louise Pentland	$625,000	$610,000
William Ready[2]	$650,000	$400,000

1 For 2016, the Committee increased Mr. Barel’s annual base salary by approximately 31% due to his increasing responsibilities, which led to his promotion later in the year to Executive Vice President, Chief Risk and Data Officer.

2 For 2016, the Committee increased Mr. Ready’s annual base salary by approximately 62.5% due to his increasing responsibilities, which led to his promotion later in the year to Executive Vice President, Chief Operating Officer.

“Make-Whole” Payments

Mr. Schulman

As part of his employment agreement, which was entered into by the eBay Compensation Committee prior to the Separation, Mr. Schulman was eligible to receive a “make-whole” payment in the amount of $1,300,000 in February 2016 in recognition of forfeited equity awards with his former employer, which had been subject to his continued employment with us through the payment date.

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Compensation Discussion and Analysis	45

Mr. Rainey

Mr. Rainey commenced employment with us in August 2015 as our Senior Vice President, Chief Financial Officer. Pursuant to the terms of his offer letter, in recognition of a forfeited bonus payment and forfeited equity awards with his former employer, Mr. Rainey received a “make-whole” payment in the amount of $4,150,000 on March 4, 2016, which had been subject to his continued employment with us through the payment date.

Further, pursuant to the terms of his offer letter, in recognition of his forfeited equity awards with his former employer, Mr. Rainey will receive a second “make-whole” payment in the amount of $2 million on or around February 28, 2017, subject to his continued employment with us through the payment date. These “make-whole” payments are subject to a clawback should Mr. Rainey’s employment be terminated for cause or should he resign without good reason prior to the second anniversary of his commencement of employment.

Deferred Compensation

The PayPal Holdings, Inc. Deferred Compensation Plan (“DCP”), our non-qualified deferred compensation plan, provides our U.S.-based executive officers a mechanism to defer compensation in excess of the amounts that are legally permitted to be deferred under our tax-qualified 401(k) savings plan (the “401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside tax-deferred amounts. The Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to the Company. The investment return on the deferred amounts is linked to the performance of a range of market-based investment choices made available pursuant to the plan. None of our NEOs participated in or had a balance in the DCP during 2016.

Other Benefits

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall executive compensation program and philosophy. These benefits are provided to help us attract and retain these executive officers. The Committee periodically reviews the levels of these benefits provided to our executive officers. In 2016, we offered the following perquisites to our NEOs:

Limited Personal Use of Corporate Airplane at Mr. Schulman’s Expense	Mr. Schulman was permitted to make limited personal use of our corporate aircraft for up to 50 hours per year; however, Mr. Schulman is required to reimburse us for any personal use of the aircraft pursuant to the terms of a lease arrangement for all trip related expenses and hourly direct operating costs, as permitted under federal aviation regulations. As a result of this reimbursement arrangement, Mr. Schulman’s personal use of the aircraft resulted in no additional cost to us in 2016.

Relocation Benefits	In circumstances where we are recruiting an executive candidate who would have to relocate to accept our job or promotion offer, we provide such individuals with relocation benefits to assist his or her relocation to the San Francisco Bay Area. We provide these executives with relocation assistance pursuant to our standard executive relocation program, which includes travel (including temporary commuting costs), shipping household goods, temporary housing and participation in a home sale program. We believe that these payments and reimbursements are business-related and are primarily to eliminate or lessen the expenses that the executive incurs as a direct result of our request.

Tax Equalization	Due to our global presence, it is at times necessary for us to request our international executives to travel extensively to the United States, away from their home country. In these circumstances, we provide these individuals with tax equalization benefits designed to equalize the income tax paid by them so that his or her total income and employment tax costs related to any earnings while working outside of their home country (including earnings related to the grant or vesting of equity-based awards) will be no more than an amount he or she would have paid had all of the earnings been taxable solely pursuant to the tax laws in his or her home country. The tax equalization benefits for our executives are consistent with our global mobility services program applicable to all employees that are temporarily relocated due to international assignments. We believe that these payments benefit us, are business-related and are primarily to eliminate or lessen the expenses that the executive incurs as a direct result of our request.

Security on Personal Travel

We maintain a comprehensive security policy, and as a component of this policy, we may determine that in certain circumstances, certain executives should be required to have personal security protection. Examples of such circumstances may be because a particular threat has been made against an executive or because he or she is on personal travel in a location in which he or she may be a particular target of criminal activity. We require that the executive accept such security protection because we believe it is in the interests of the Company and its stockholders that the executive not be vulnerable to security threats to the executive or members of his or her family while on personal travel. Determinations as to the imposition of security protection and the nature and logistics of that protection are made by our head of corporate security and reviewed quarterly by the Committee.

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46	Compensation Discussion and Analysis

Severance and Change in Control Provisions

Each of the NEOs is eligible to receive payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company (the “Executive Severance Provisions”), either through specific provisions included in individual agreements with the Company or substantially similar provisions provided under our SVP and Above Standard Severance Plan and Change in Control Severance Plan for Key Employees. Under the Executive Severance Provisions, an NEO is eligible to receive payments and benefits in certain terminations of employment, including without limitation, a termination of employment by the Company without cause or by the executive for good reason. No payments or benefits are provided under the Executive Severance Provisions if there is a change in control of the Company without an accompanying qualifying termination of employment (i.e., “single-trigger”). We do not provide any of the NEOs with excise tax “gross-ups” or other similar payments.

The Committee believes that these Executive Severance Provisions are essential to fulfill our objective to recruit, retain, and develop key, high-quality management talent in the competitive market because these arrangements provide reasonable protection to the executive officer in the event that he or she is not retained under specific circumstances. Further, the Executive Severance Provisions are intended to facilitate changes in the leadership team by setting terms for the termination of an NEO in advance, thus allowing a smooth transition of responsibilities when it is deemed to be in the best interest of the Company. The change in control provisions in the Executive Severance Provisions are intended to allow executives to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change-in-control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security, and to allow for a smooth transition in the event of a change in control of the Company. These factors are especially important in light of the executives’ key leadership roles.

See “Potential Payments Upon Termination or Change in Control” for a description of these arrangements and the estimated payments and benefits payable under the Executive Severance Provisions.

Other Compensation Practices and Policies

ROLES AND RESPONSIBILITIES

Compensation Committee

Our executive compensation program is designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors, who review and approve our overall executive compensation program, policies and practices and set the compensation of our senior executives.

Compensation Consultant

The Committee’s independent compensation consultant provides it with advice and resources to help it assess the effectiveness of our executive compensation strategy and program. The Committee’s compensation consultant reports directly to the Committee, and the Committee has the sole power to terminate or replace the consultant at any time. Pay Governance served as the Committee’s compensation consultant from the Separation through September 2016. In September 2016, the Committee replaced Pay Governance with Compensia as its compensation consultant.

As part of their engagements, the Committee directed each of Pay Governance and Compensia to work with our Senior Vice President, Chief People Officer and other members of management to obtain information necessary for the compensation consultant to formulate recommendations and evaluate management’s recommendations to the Committee. The Committee’s compensation consultant also meets with the Committee during its regular meetings, in executive session (where no members of management are present), and with the Committee chair and other members of the Committee outside of its regular meetings.

As part of their engagements in 2016, each of Pay Governance and Compensia provided an environmental scan of executive compensation, evaluated our peer group composition, evaluated compensation levels at the peer group companies, assessed and proposed equity and cash compensation guidelines for various executive job levels, assessed compensation for our executive officers, advised on the framework for our annual and long-term incentive awards and assessed the compensation of the non-employee directors. Neither Pay Governance nor Compensia provided any other services to us in 2016.

The Committee recognizes that it is essential to receive objective advice from its compensation consultant. To that end, the Committee closely examines the procedures and safeguards that its compensation consultant takes to ensure that its services are objective. The Committee has assessed the independence of each of Pay Governance and Compensia pursuant to SEC rules and concluded that their work for the Committee did not raise any conflict of interest.

CEO and the Human Resources (“People”) Department

The Committee works with members of our management team, including our CEO, our Senior Vice President, Chief People Officer and our Vice President, Global Rewards to formulate the specific plan and award designs, including performance measures and performance levels, necessary to align our executive compensation program with our business objectives and strategies.

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Compensation Discussion and Analysis	47

Generally, our CEO reviews with the Committee his performance evaluations of each of our other NEOs and his recommendations regarding base salary adjustments, annual incentive awards and long-term incentives to ensure that the Committee’s decisions consider our corporate financial and operational results as well as individual performance. The Committee makes all final decisions regarding the compensation of our NEOs.

While certain members of management attended the meetings of the Committee in 2016 upon invitation, they did not attend executive sessions of the meetings nor do they attend the portion of Committee meetings at which their own compensation was discussed.

USE OF PEER GROUP COMPARISONS

In deciding whether a company should be included in our peer group, the Committee generally considered the following screening criteria:

•	revenue;
•	market capitalization;
•	historical growth rates;
•	primary line of business;
•	whether the company has a recognizable and well-regarded brand; and
•	whether we compete with the company for talent.

For each member of the peer group, one or more of the factors listed above was relevant for inclusion in the group, and, similarly, one or more of these factors may not have been relevant for inclusion in the group.

In considering our executive compensation program for 2016 and going forward, the Committee considered the peer group used in measuring performance plans, as well as its goals of rewarding performance and retaining core top talent. Traditionally, companies compare their performance against the performance of a group of companies whose business models are relatively similar to those of the company. Executive compensation programs are generally designed to reward performance that is relatively stronger than that of its peers. Executive compensation programs are also generally designed to roughly parallel the programs of members of the performance peer group because employees have historically been recruited by these competitors and we compete against them for talent.

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48	Compensation Discussion and Analysis

Currently, our peer group is divided into a “technology” subgroup and a “financial” subgroup. This is intended to provide the Committee with insight into the differences across these two sectors in which we compete for executive talent. Our peer group for 2016 is composed of 13 technology companies, which generally reflect the companies with which we directly compete for talent, and eight financial companies, which generally reflect the companies with which we not only compete for talent but also to which we more closely compare our financial performance. These companies were as follows:

STOCK OWNERSHIP GUIDELINES

Our Board has adopted stock ownership guidelines to better align the interests of our non-employee directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. In January 2017, our Board approved new stock ownership guidelines to align with changes to our executive leadership structure announced in September 2016 and to further emphasize the alignment of the interests of the newly promoted executive vice presidents with the interests of our stockholders. Under these revised guidelines, our executives are required to achieve ownership of our common stock valued at a multiple of their annual base salary:

•	CEO—six times base salary
•	EVPs—three times base salary
•	SVPs who are members of the Senior Leadership Team—two times base salary

It is expected that each executive officer will meet his or her applicable guideline level within five years of his or her appointment to his or her position. Our stock ownership guidelines are available on our investor relations website at https://investor.paypal-corp.com/corporate-governance.cfm.

Prior to our executive officers satisfying their applicable guideline level, they are required to retain an amount equal to 25% of the net shares of our common stock received as the result of the exercise, vesting or payment of any equity awards granted to them.

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Our non-employee directors are also subject to our stock ownership guidelines. The guideline level for each non-employee director is five times his or her annual retainer (but not including any additional retainer paid as a result of service as a Board chair, lead independent director, committee chair or committee member). Our non-employee directors are required to satisfy their guideline level within five years of joining the Board, and are expected to continuously own sufficient shares to satisfy the guideline once it is attained for as long as they remain a Board member.

Shares that count towards satisfaction of the stock ownership guidelines for our non-employee directors and executive officers include the following:

•	shares owned outright by the director or executive officer, or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the director or executive officer, or his or her immediate family members; and
•	vested deferred stock units, deferred restricted stock units or deferred performance stock units that may only be settled in shares of our common stock.

HEDGING AND PLEDGING POLICY

Our insider trading policy prohibits members of our Board, executive officers and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. Our policy also prohibits the members of our Board, executive officers and other employees from pledging our common stock as collateral for any loans.

CLAWBACK POLICY

The Committee has adopted a clawback policy that covers each officer employed as a vice president or in a more senior position (who we refer to as “covered employees”), and applies to incentive compensation, which includes any cash incentive award, equity-based award, or other incentive compensation award paid or awarded to any covered employee during the period in which he or she is designated as a covered employee. For all covered employees, the occurrence of either of the following events will trigger the policy: (a) an action or omission by the covered employee that constitutes a material violation of our Code of Business Conduct or (b) an action or omission by the covered employee that results in material financial or reputational harm to the Company. In addition, for covered employees that are employed as a senior vice president or in a more senior position or as a vice president who is a member of the finance function, the following event will also trigger the policy: a material restatement of all or a portion of our financial statements that is the result of a supervisory or other failure by the covered employee.

Under the clawback policy, the Committee has the authority and discretion to determine whether an event covered by the policy has occurred and, depending on the facts and circumstances, may require the full or partial forfeiture and/or repayment of any incentive compensation covered by the policy that was paid or awarded to a covered employee. The forfeiture and/or repayment may include all or any portion of the following:

•	Any incentive compensation that is greater than the amount that would have been paid to the covered employee had the covered event been known;
•	Any outstanding or unpaid incentive compensation, whether vested or unvested, that was awarded to the covered employee; and
•	Any incentive compensation that was paid to or received by the covered employee (including gains realized through the exercise of stock options) during the 12-month period preceding the date on which we had actual knowledge of the covered event or the full impact of the covered event was known, or such longer period of time as may be required by any applicable statute or government regulation.

TAX AND ACCOUNTING CONSIDERATIONS

We are limited by Section 162(m) of the Internal Revenue Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our other three most highly compensated executive officers (other than our CFO) in a taxable year. Compensation above $1 million may be deducted only if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” Although the Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation. The Committee expressly retains the full discretion to forgo deductibility when it believes doing so is in our and our stockholders’ best interests.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options, restricted stock units, performance-based restricted stock units and other forms of equity compensation). The impact of FASB ASC Topic 718 has been taken into account by the Committee in determining to use a portfolio approach to our equity awards.

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50	Compensation Discussion and Analysis

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2016 Annual Report on Form 10-K.

The Compensation Committee of the Board

David W. Dorman (Chairman)

Wences Casares

Jonathan Christodoro

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Compensation Tables

2016 Summary Compensation Table

The following table summarizes the total compensation earned by each of our named executive officers, or NEOs, for the fiscal year ended December 31, 2016 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal year ended December 31, 2015 and December 31, 2014. The information provided below includes compensation earned by our NEOs for services provided to eBay prior to the Separation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(2) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation(4) ($) (i)	Total ($)
Daniel H. Schulman President and Chief Executive Officer	2016	1,000,000	—	13,453,388	—	3,140,000	—	1,340,953	18,934,341
	2015	942,308	—	8,825,674	1,537,111	2,374,615	—	764,783	14,444,491
	2014	204,231	—	14,508,104	1,330,803	335,960	—	22,308,808	38,687,906
John D. Rainey Executive Vice President, Chief Financial Officer	2016	650,000	—	4,139,520	—	979,875	—	4,165,313	9,934,708
	2015	212,500	—	8,369,049	706,251	241,188	—	1,153,558	10,682,546

Tomer Barel(1) Executive Vice President, Chief Risk and Data Officer	2016	494,149	—	3,104,689	—	558,698	—	1,321,792	5,479,328
	2015	361,950	—	1,585,208	270,794	311,141	—	2,146,499	4,675,592

A. Louise Pentland Executive Vice President, Chief Business Affairs and Legal Officer	2016	620,846	—	4,139,520	—	935,926	—	41,232	5,737,524
	2015	398,846	—	6,486,866	426,548	502,546	—	3,674,330	11,489,136

William Ready Executive Vice President, Chief Operating Officer	2016	580,000	—	4,656,955	—	910,600	—	10,600	6,158,155
	2015	372,308	—	1,585,208	270,794	320,045	—	10,600	2,558,955
	2014	302,308	—	30,840,980	—	222,611	—	13,036	31,378,935

1 The title reflects Mr. Barel’s role during 2016. In January 2017, Mr. Barel assumed the role of Executive Vice President, Chief Enterprise Services Officer, and we determined that Mr. Barel would no longer be classified as an executive officer. Amounts reported for Mr. Barel in the “salary” and “non-equity incentive plan compensation” columns were converted from New Israeli Shekels (NIS) to U.S. dollars (USD) at an exchange rate of 1 NIS to 0.267 USD. The amounts reported for Mr. Barel in the “all other compensation” column were converted from NIS to USD using the published exchange rate from the OANDA Corporation currency database on the first date of each month, which was applied for “all other compensation” amounts that were paid during that month.

2 Amounts shown represent the grant date fair value of RSUs and PBRSUs granted to each of our NEOs as computed in accordance with FASB ASC Topic 718. The grant date fair value of RSUs is determined using the fair value of the underlying common stock on the grant date. The estimated fair value of PBRSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which those awards are granted for accounting purposes. Assuming the highest level of performance is achieved under the applicable performance measures for the 2016-2018 PBRSUs, the maximum possible value of those awards using the fair value of the underlying common stock on the date that those awards were granted for accounting purposes is presented below:

Name	Maximum Value of 2016-2018 PBRSUs (as of Grant Date for Accounting Purposes)
Mr. Schulman	$14,009,817
Mr. Rainey	$4,310,749
Mr. Barel	$3,233,101
Ms. Pentland	$4,310,749
Mr. Ready	$4,849,573

3 Amounts shown represent the performance-based annual incentive plan compensation earned under the Company’s annual incentive plan for fiscal 2016 (the “2016 AIP”). See “Compensation Discussion and Analysis—Compensation Framework—Incentive (Performance-Based) Compensation for 2016” for a more detailed discussion.

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52	Compensation Tables

4 The dollar amounts for each perquisite and each other item of compensation shown in the “all other compensation” column and in this footnote represent the Company’s incremental cost of providing the perquisite or other benefit to our NEOs, net of any amounts reimbursed by our NEOs, and are valued based on the amounts accrued for payment or paid to the service provider or NEO, as applicable. See “Compensation Discussion and Analysis—Compensation Framework—Other Compensation Elements” for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2016.

Name	Relocation[a]	Tax Gross Up for Relocation and Assignment Related Benefits[b]	401(k) Match[c]	Other Payments and Benefits[d]	Make Whole Payments[e]	Total
Mr. Schulman	—	—	$10,600	$30,353	$1,300,000	$1,340,953
Mr. Rainey	$2,288	$2,425	$10,600	—	$4,150,000	$4,165,313
Mr. Barel	—	$1,241,575	—	$80,217	—	$1,321,792
Ms. Pentland	$14,883	$15,772	$10,577	—	—	$41,232
Mr. Ready	—	—	$10,600	—	—	$10,600

a Represents the cost of relocation assistance by the Company pursuant to the Company’s standard executive relocation program and paid to the respective NEO. See “Compensation Framework—Other Compensation Elements—Other Benefits—Perquisites—Relocation Benefits” in the CD&A for further discussion.

b Represents the total value of tax gross-up amounts paid by the Company with respect to taxable relocation benefits received by Mr. Rainey and Ms. Pentland for fiscal 2016. For Mr. Barel, the amount represents the tax equalization payments paid by the Company with respect to his extensive international business travel attributable to his role during the year pursuant to the Company’s global mobility services program applicable to all employees.

c Represents the amount of the Company match of 401(k) Plan contributions to the respective NEO.

d For Mr. Schulman, represents amounts the Company paid related to security on Mr. Schulman’s personal vacation, paid directly to the service provider. For Mr. Barel, represents the aggregate total incremental cost to the Company paid to or on behalf of Mr. Barel in connection with his extensive international business travel, including tax preparation, and employee benefits in Israel that are generally available to all employees, including pension plan contributions of $73,096.

e Represents the amount paid to the respective NEO related to make whole payments pursuant to the terms of such NEO’s offer letter.

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2016 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2016.

	Approval Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value(4) ($)(m)
Name (a)			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Daniel H. Schulman
2016 AIP	N/A	N/A	750,000	2,000,000	4,000,000	—	—	—	—	—	—	—
2016-2018 PBRSUs	2/17/2016	3/1/2016	—	—	—	44,617	178,469	356,938	—	—	—	$7,004,908
RSUs	2/17/2016	4/1/2016	—	—	—	—	—	—	163,667	—	—	$6,448,480
John D. Rainey
2016 AIP	N/A	N/A	243,750	650,000	1,300,000	—	—	—	—	—	—	—
2016-2018 PBRSUs	2/17/2016	3/1/2016	—	—	—	13,729	54,914	109,828	—	—	—	$2,155,375
RSUs	2/17/2016	4/1/2016	—	—	—	—	—	—	50,359	—	—	$1,984,145
Tomer Barel
2016 AIP	N/A	N/A	138,980	370,612	741,224	—	—	—	—	—	—	—
2015-2016 PBRSUs	2/17/2016	3/1/2016	—	—	—	10,297	41,186	82,372	—	—	—	$1,616,551
RSUs	2/17/2016	4/1/2016	—	—	—	—	—	—	37,770	—	—	$1,488,138
A. Louise Pentland
2016 AIP	N/A	N/A	232,817	620,846	1,241,692	—	—	—	—	—	—	—
2015-2016 PBRSUs	2/17/2016	3/1/2016	—	—	—	13,729	54,914	109,828	—	—	—	$2,155,375
RSUs	2/17/2016	4/1/2016	—	—	—	—	—	—	50,359	—	—	$1,984,145
William Ready
2016 AIP	N/A	N/A	217,500	580,000	1,160,000	—	—	—	—	—	—	—
2015-2016 PBRSUs	2/17/2016	3/1/2016	—	—	—	15,445	61,778	123,556	—	—	—	$2,424,787
RSUs	2/17/2016	4/1/2016	—	—	—	—	—	—	56,654	—	—	$2,232,168

1 The amounts shown represent potential non-equity incentive plan awards under the 2016 AIP. The threshold amounts payable under the 2016 AIP represent 37.5% of the NEO’s target bonus opportunity under the 2016 AIP, which represents the threshold Company performance under the 2016 AIP. Maximum amounts represent 200% of the NEO’s target bonus opportunity under the 2016 AIP. For a more complete description of the 2016 AIP, see the “Compensation Discussion and Analysis—Compensation Framework—Incentive (Performance-Based Compensation) for 2016” section of this proxy statement.

2 The amounts shown represent the 2016-2018 PBRSUs granted in 2016 under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (the “2015 Plan”). Amounts shown in the “threshold” column represent 25% of the target number of shares, which represents the threshold performance of one of the two performance metrics. Awards are capped at the maximum of 200% of the target number of shares. The 2016-2018 PBRSUs will vest based on performance over the 2016-2018 performance period. See “Compensation Discussion and Analysis—Compensation Framework—Incentive (Performance-Based) Compensation for 2016—Long-Term Incentive Components—Performance-Based Restricted Stock Units (PBRSUs)” for more information.

3 The amounts shown represent service-based RSUs granted in 2016 under the 2015 Plan. These RSUs vest on an annual ratable basis over three years. See “Compensation Discussion and Analysis—Compensation Framework—Incentive (Performance-Based) Compensation for 2016—Long-Term Incentive Components—Restricted Stock Units” for more information.

4 Represents the grant date fair value determined in accordance with FASB ASC Topic 718. For stock awards, the grant date was calculated by multiplying the closing price of the underlying common stock on the date of grant by the number of stock awards granted. For the 2016-2018 PBRSUs, the grant date fair value assumes the probable outcome of the performance conditions applicable thereto. See footnote 2 to the “2016 Summary Compensation Table” for more information. The assumptions used by the Company in calculating the grant date fair value of the option awards are incorporated herein by reference to Note 15 to the consolidated financial statements contained in the 2016 Form 10-K.

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54	Compensation Tables

2016 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Daniel H. Schulman	90,992	70,772	[3]		$31.56	10/15/2014	10/15/2021
	60,514	84,720	[2]		$35.88	4/1/2015	4/1/2022
	10,797	19,688	[2]		$41.64	7/17/2015	7/17/2022
								67,402	[4]	$2,660,357	10/15/2014
								54,463	[4]	$2,149,655	4/1/2015
								11,432	[4]	$451,221	7/17/2015
								163,667	[9]	$6,459,936	4/1/2016
								41,250	[10]	$1,628,138	3/1/2014
								125,871	[7]	$4,968,128	3/16/2015
								26,419	[7]	1,042,758	7/17/2015
												178,469	[11]	$7,044,171
John D. Rainey	29,130	58,260	[13]		$33.80	9/15/2015	9/15/2022
								87,389	[9]	$3,449,244	9/15/2015
								32,771	[4]	$1,293,471	9/15/2015
								50,359	[9]	$1,987,670	4/1/2016
								75,738	[7]	$2,989,379	9/15/2015
												54,914	[11]	$2,167,456
Tomer Barel	293	587	[2]		$34.99	4/1/2013	4/1/2020
	411	3,285	[2]		$36.95	4/1/2014	4/1/2021
	13,448	18,827	[2]		$35.88	4/1/2015	4/1/2022
								2,933	[12]	$115,766	4/1/2013
								2,346	[12]	$92,597	4/1/2013
								5,474	[5]	$216,059	4/1/2014
								6,568	[5]	$259,239	4/1/2014
								19,968	[9]	$788,137	10/15/2014
								12,103	[4]	$477,705	4/1/2015
								37,770	[9]	$1,490,782	4/1/2016
								27,972	[8]	$1,104,049	3/16/2015
												41,186	[11]	$1,625,611
A. Louise Pentland	20,375	28,524	[14]		$37.31	5/15/2015	5/15/2022
								81,498	[4]	$3,216,726	5/15/2015
								18,337	[4]	$723,761	5/15/2015
								50,359	[9]	$1,987,670	4/1/2016
								42,380	[8]	$1,672,739	5/15/2015
												54,914	[11]	$2,167,456
William Ready	13,448	18,827	[2]		$35.88	4/1/2015	4/1/2022
								69,417	[6]	$2,739,889	1/15/2014
								326,210	[6]	$12,875,509	1/15/2014
								12,103	[4]	$477,705	4/1/2015
								56,654	[9]	$2,236,133	4/1/2016
								27,972	[8]	$1,104,049	3/16/2015
												61,778	[11]	$2,438,378

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1 Market Value is calculated based on the closing price of $39.47 of our common stock on December 30, 2016.

2 Becomes fully vested after four years, with 12.5% vesting on the six-month anniversary of the grant date, and 1/48th vesting monthly thereafter.

3 Becomes fully vested after four years, with 25% vesting on the one-year anniversary of September 30, 2014, and 1/48th vesting monthly thereafter.

4 Becomes fully vested after four years, with 25% vesting on each of the first four anniversaries of the grant date.

5 Becomes fully vested after four years, with 33 1/3% vesting on the second-year anniversary of the grant date, and 33 1/3% vesting on each of the third- and fourth-year anniversaries of the vesting commencement date.

6 Becomes fully vested after four years, with 20% vesting on the second-year anniversary of the grant date, and 3.33% vesting monthly thereafter.

7 PBRSU award. Earned in connection with the 2015-2016 performance period, with 100% vesting on March 1, 2018 (the first anniversary of the RSU grant date).

8 PBRSU award. Earned in connection with the 2015-2016 performance period, with 50% vested on March 1, 2017 (the grant date of the RSUs) and the remaining 50% vesting on the first anniversary of the RSU grant date.

9 Becomes fully vested over three years, with 33 1/3% vesting on the first, second and third anniversaries of the date of grant.

10 PBRSU award. Earned in connection with 2014-2015 performance; 50% vested on March 1, 2016 and the remaining 50% vested on March 1, 2017.

11 Represents unearned shares under the 2016-2018 PBRSUs granted in 2016, subject to the achievement of the threshold performance goals related to FX-Neutral Revenue CAGR and Free Cash Flow CAGR over the 2016-2018 performance period. In accordance with SEC disclosure rules, the number of units reflected in the table is based on an assumed achievement at the maximum performance level. Following the performance period, PBRSUs will be earned based on Company performance, with 100% vesting on March 1, 2019.

12 Becomes fully vested after four years, with 50% vesting on the three-year anniversary of the grant date, and 50% vesting on the fourth-year anniversary of the grant date.

13 Becomes fully vested after four years, with 25% vesting on the one-year anniversary of August 24, 2015, and 1/48th vesting monthly thereafter.

14 Becomes fully vested after four years, with 25% vesting on the one-year anniversary of April 27, 2015, and 1/48th vesting monthly thereafter.

2016 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards by each of our NEOs for the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel H. Schulman	—	—	218,882	$7,981,850
John D. Rainey	—	—	54,620	$2,230,135
Tomer Barel	11,665	89,150	39,126	$1,538,369
A. Louise Pentland	—	—	33,279	$1,313,855
William Ready	—	—	521,402	$18,979,889

2016 Non-Qualified Deferred Compensation

All NEOs are eligible to participate in the PayPal Holdings, Inc. Deferred Compensation Plan (the “DCP”); however, none of our NEOs participated in the DCP in 2016.

The DCP is a non-qualified voluntary deferred compensation plan that allows participants to defer certain amounts of compensation. The DCP provides a supplement to our 401(k) Plan and permits personal savings beyond the IRS contribution limits on qualified plans. All amounts deferred under the DCP are reflected in book-keeping accounts. Each participant is permitted to elect to defer annually, in any whole percentages: (i) from 5% to 50% of base salary; (ii) from 5% to 100% of the incentive award earned by the participant under the AIP; and (iii) from 5% to 100% of RSUs, subject to certain limitations pursuant to the terms of the DCP and rounded to the nearest whole share. All amounts deferred under the DCP are fully vested. The DCP has been designed so that federal and state income taxes on the monies deferred are not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two years and less than fifteen years.

The return on the deferred amounts is linked to the performance of market-based investment choices made available to participants under the DCP. While the deferred dollars are not actually invested in the investment fund(s), earnings or losses of the tracking fund are applied to the participant’s deferral dollars as if they were invested in the fund(s). Participants may make changes to their investment choices daily.

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56	Compensation Tables

Potential Payments Upon Termination or Change in Control

The following table, footnotes, and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs, under the circumstances described below, assuming that his or her employment was terminated or a change in control occurred on December 31, 2016.

Name	Voluntary Termination ($)(a)	Termination for Cause ($)(b)	Involuntary Termination Outside of Change in Control Period ($)(c)(1)(2)	Involuntary Termination Within Change in Control Period ($)(d)(1)(2)	Death or Disability ($)(e)(1)(2)(3)
Daniel H. Schulman	—	—	$17,073,661	$36,210,140	$17,005,077
John D. Rainey	—	—	$10,263,313	$17,750,746	$8,796,693
Tomer Barel	—	—	$3,922,265	$8,572,495	$6,239,253
A. Louise Pentland	—	—	$5,638,527	$13,260,687	$5,639,474
William Ready	$7,207,143	—	$18,236,717	$25,585,231	$20,964,114

1 Amounts do not take into account potential reductions due to “best net pay” provisions in respective agreements and the CIC Severance Plan, as more fully discussed below.

2 Amounts assume cash payments equal to the value of equity awards (and for Mr. Barel, target performance of outstanding PBRSUs), as more fully discussed below.

3 For Mr. Barel, amounts reflect the death and disability provisions under the terms of the CIC Severance Plan, as more fully discussed below.

VOLUNTARY TERMINATION (COLUMN A)

Severance Arrangement for Mr. Ready

The eBay compensation committee approved entering into an agreement with Mr. Ready prior to the Separation, under the terms of which, assuming a termination date of December 31, 2016, Mr. Ready will be entitled to the following in the event that he elects to resign from employment:

•	a cash amount equal to the value of the equity subject to the RSUs granted on January 15, 2014, that would otherwise have vested in the six months following the termination date.

INVOLUNTARY TERMINATION OTHER THAN FOR CAUSE (COLUMN (C))

Severance Arrangements for Involuntary Termination Other Than for Cause for Messrs. Schulman, Rainey and Ready and Ms. Pentland

Each of Messrs. Schulman, Rainey and Ready and Ms. Pentland entered into separate agreements with the Company. Under the terms of their respective agreements, assuming a termination date of December 31, 2016 each of Messrs. Schulman, Rainey and Ready and Ms. Pentland will be entitled to the following in the event that his or her employment with us is terminated outside of the “change in control period,” which is defined as more than 90 days prior to or more than 24 months following a “change in control” (as defined in the 2015 Plan), either (a) by us for any reason other than “cause”, “disability” or death or (b) by Messrs. Schulman and Rainey or Ms. Pentland for “good reason” (as each term is defined in the respective agreements), subject to the executive’s execution of a release of claims:

•	for Messrs. Schulman and Rainey, a cash payment equal to two times the sum of (a) annual base salary, and (b) target bonus amount; for Ms. Pentland, a cash payment equal to 1.5 times the sum of (a) annual base salary, and (b) target bonus amount; and for Mr. Ready, a cash payment equal to one times the sum of (a) annual base salary, and (b) target bonus amount (“Agreement Severance Payment”);
•	a prorated annual cash bonus based on actual company performance (“Prorated Cash Incentive Award”);
•	for Mr. Rainey, the unpaid portion of any “make whole” cash payments to the extent that such payments were not yet paid;
•	for Mr. Schulman, a cash payment equal to the value of the unvested initial equity awards and “make whole” RSU awards (where value is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the termination date (the “Average Closing Price”)) and for Mr. Rainey, the unvested supplemental RSUs (where value is determined using the Average Closing Price);
•	for Messrs. Schulman and Rainey and Ms. Pentland, a cash payment equal to the value of any other unvested equity awards that are outstanding and unvested that otherwise would have become vested within 12 months following date of termination of employment (where value is determined using the Average Closing Price and the Valuation Assumptions as defined in the respective agreements); and
•	for Mr. Ready, if terminated without “cause,” a cash amount equal to the value of any other equity awards that are outstanding and unvested as of the date of termination which otherwise would have become vested pursuant to their vesting schedules within 12 months following the termination date (where value is determined using the Average Closing Price and the Valuation Assumptions, as defined in his agreement).

2017 Proxy Statement

Compensation Tables	57

Severance Arrangements for Involuntary Termination Other than for Cause for Participants in the PayPal Holdings, Inc. SVP and Above Standard Severance Plan

As of the end of fiscal 2016, Mr. Barel was eligible to participate in the PayPal Holdings, Inc. SVP and Above Standard Severance Plan (the “Severance Plan”).

The Severance Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with us or one of our subsidiaries, affiliates or a successor company is involuntarily terminated without “cause” (as defined in the Severance Plan) by us outside of the “change in control period” (as defined above), subject to the employee’s execution of a release of claims, as follows:

•	a cash payment equal to one times the sum of (a) annual base salary, and (b) target bonus amount;
•	a Prorated Cash Incentive Award;
•	if the NEO is employed by the Company outside of the U.S., such NEO will be eligible for medical and dental insurance coverage that is comparable to such coverage provided to such individuals immediately prior to the employment termination date, with such coverage to be provided for 12 months, to the extent permissible under applicable local law. If the NEO is obligated to pay all or a portion of the premium for such continuation coverage, the NEO will receive a lump sum cash payment equal to the product of (i) the monthly premium payable by the NEO for himself (and his eligible dependents) under such continuation coverage and (ii) 12;
•	accelerated vesting of time-based equity awards that would have otherwise become vested pursuant to their ordinary vesting schedule within the 12 months following the employment termination date, settled in a lump sum, through vesting of stock, payment of cash in lieu of vesting shares of stock, or a combination thereof;
•	for performance-based equity awards, any such award will remain outstanding and eligible to vest, based solely on the achievement of the Company performance targets upon which the awards are subject for any performance period that ends within the first anniversary of the NEO’s employment termination date; and to the extent such performance targets are determined to have been achieved following the completion of the performance period, the NEO will be treated as though immediately vested in that percentage of the resulting amount of such equity award that would, on or prior to such first anniversary, have otherwise become vested pursuant to the existing vesting schedule that would have applied to such equity awards, to be settled in lump sum, through vesting of stock, payment of cash in lieu of vesting shares of stock, or a combination thereof; and
•	in the event the Company elects to settle any such equity awards through the payment of cash in lieu of vesting shares of stock, the Company will pay the NEO a lump sum cash amount equal to the value of all of the equity awards that are treated as though vested in accordance with the foregoing bullet points (where value is determined using the Average Closing Price).

CHANGE IN CONTROL (COLUMN (D))

Severance Arrangements for an Involuntary Termination in Connection with a Change in Control for Messrs. Schulman, Rainey and Ready and Ms. Pentland

Each of Messrs. Schulman, Rainey, and Ready and Ms. Pentland would be entitled to receive the following under their respective agreements if a “change in control” (as defined in the 2015 Plan) occurred as of December 31, 2016 and his or her employment with us was terminated within the “change in control period,” either (a) by us for any reason other than “cause,” “disability” or death or (b) by the executive for “good reason” (as each term is defined in the respective agreements), subject to the executive’s execution of a release of claims:

•	Agreement Cash Severance Payment; provided, however, that Mr. Ready would be eligible to receive a cash payment equal to two times the sum of (a) annual base salary, and (b) target bonus amount;
•	Prorated Cash Incentive Award;
•	for Mr. Rainey, the unpaid portion of any “make whole” cash payments; and
•	a cash payment equal to the value of all unvested equity awards outstanding (where value is determined using the Average Closing Price and the Valuation Assumptions).

Under each respective agreement, in the event any payments or benefits constitute “golden parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“IRC”) and would be subject to the excise tax imposed by IRC Section 4999, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the executive receiving a higher net-after tax amount than such executive would have received absent such reduction (the “best net pay” provision).

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58	Compensation Tables

Severance Arrangements for an Involuntary Termination in Connection with a Change in Control for Participants in the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees

As of the end of fiscal 2016, Mr. Barel was eligible to participate in the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees (the “CIC Severance Plan”). Under the terms of the CIC Severance Plan, Mr. Barel would have been entitled to receive the following if a “change in control” (as defined in the 2015 Plan) occurred as of December 31, 2016 and his employment with us is terminated within the “change in control period,” either (a) by us for any reason other than “cause,” “disability” or death or (b) by the executive for “good reason” (as each of those terms is defined in the CIC Severance Plan), subject to the executive’s execution of a release of claims:

•	A lump sum cash payment of the annual cash bonus that the executive would have earned assuming achievement of target performance, as applicable in respect of the fiscal year in which the termination occurs; except, if the employee’s bonus is intended to constitute performance-based compensation within the meaning of IRC Section 162(m), the bonus will be paid based on actual company performance through the date of termination;
•	A lump sum cash payment equal to the product of (a) the sum of the executive’s base salary (in effect upon the occurrence of the termination event) and target bonus (for the bonus year in which the separation occurs), multiplied by (b) two;
•	If the employee is employed by the Company outside of the U.S., such NEO shall be eligible for medical and dental insurance coverage that is comparable to such coverage provided to such individual immediately prior to the employment termination date, with such coverage to be provided for 24 months, to the extent permissible under applicable local law. If the NEO is obligated to pay all or a portion of the premium for such continuation coverage, the NEO will receive a lump sum cash payment equal to the product of (i) the monthly premium payable by the NEO for himself (and his eligible dependents) under such continuation coverage and (ii) 24; and
•	The eligible employee’s unvested time-vested equity awards will be treated as fully vested. If the termination occurs during a performance period with respect to an award of PBRSUs, such award will be deemed earned assuming achievement of target performance for purposes of determining the number of awards that will be treated as becoming immediately vested; except, if the employee’s awards are intended to constitute performance-based compensation subject to IRC Section 162(m), such awards will remain outstanding and only be treated as becoming fully vested if and to the extent that they otherwise would have become earned based on actual company performance through the end of the applicable performance period. Settlement of the awards will be through either the vesting of common stock under the award or, in lieu thereof, payment in cash or a combination thereof, at our discretion. In general, if a cash payment is made in lieu of vesting an award, the value of the unvested award is determined using the average closing price of our common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the date of separation or at the end of the performance period, as applicable.

The payment of all of the benefits described above will be within 90 days following the termination of employment, except as noted above.

Under the CIC Severance Plan, in the event any payments or benefits constitute “golden parachute payments” within the meaning of IRC Section 280G and would be subject to the excise tax imposed by IRC Section 4999, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the officer receiving a higher net-after tax amount than such officer would have received absent such reduction (the “best net pay” provision).

Change in Control—Equity Awards

PayPal has not entered into any arrangements with any of its NEOs to provide “single trigger” change in control payments. The 2015 Plan generally provides for the acceleration of vesting of awards granted under the plans upon a change in control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

DEATH OR DISABILITY (COLUMN (E))

Severance Arrangements in the Event of Death or Disability

Under the terms of the respective agreements of Messrs. Schulman, Rainey and Ready and Ms. Pentland, if such executive’s employment terminates due to his or her death or disability, he or she will be entitled to receive a cash payment equal to the value of any unvested equity awards that would have otherwise vested within 24 months of his or her termination date (where value is determined using the Average Closing Price and the Valuation Assumptions).

Under the terms of the Severance Plan, Mr. Barel will be entitled to accelerated vesting of any unvested equity awards that would have otherwise vested within 24 months of the termination date. For purposes of the foregoing sentence, if the termination date occurs during the performance period of a performance-based equity award, then such award will be deemed to be fully earned assuming achievement at target. In the event the Company elects to settle any such awards through the payment of cash in lieu of vesting shares of stock, the Company will pay a lump sum cash amount equal to the value of all of the equity awards that are treated as though vested in accordance with the foregoing (where value is determined using the Average Closing Price).

Under the terms of the CIC Severance Plan, if Mr. Barel dies or becomes disabled at any time during the change in control period, his unvested equity awards will be treated as fully vested and be settled in the same manner as described above in “Severance Arrangements for an Involuntary Termination in Connection with a Change in Control for Participants in the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees.”

2017 Proxy Statement

Equity Compensation Plan Information	59

Equity Compensation Plan Information

The following table gives information about shares of our common stock that may be issued upon the exercise of options and rights under our equity compensation plans as of December 31, 2016. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity Compensation Plans approved by security holders	33,875,248	[1]	$30.1510	[2]	67,827,531	[3]
Equity Compensation Plans not approved by security holders	914,951	[4]	$17.9957	[2]	—
Total	34,790,199		$28.6993		67,827,531

1 Includes (a) 27,056,871 shares of our common stock issuable pursuant to RSUs under our 2015 Equity Incentive Award Plan, as amended and restated, or our 2015 Plan, (b) 3,772,237 shares of our common stock issuable pursuant to stock options under our 2015 Plan, (c) 156,617 shares of our common stock issuable pursuant to DSUs under our 2015 Plan, and (d) 1,153,163 shares of our common stock issuable from outstanding PBRSUs awarded under the 2016-2018 PBRSUs (representing the maximum number of shares assuming maximum achievement) and 560,763 shares of our common stock issuable from outstanding PBRSUs awarded under the 2015-2016 PBRSUs (representing actual number of shares that could be earned assuming actual achievement of Company performance for the two-year performance period ending December 31, 2016). RSUs and DSUs each represent an unfunded, unsecured right to receive shares of Company common stock. The value of RSUs and DSUs varies directly with the price of our common stock.

2 Does not include outstanding RSUs or DSUs.

3 Includes 8,076,808 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as amended and restated, as of December 31, 2016.

4 Represents shares of our common stock to be issued upon exercise of outstanding options or vesting of RSUs assumed from the Modest and Xoom stock plans as part of our acquisitions in 2015. We do not intend to make further grants of any awards under these plans.

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60	Proposal 3

Proposal 3 — Approval of an Amendment to our Amended and Restated Certificate of Incorporation

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of stockholders who may, for proxy access purposes, aggregate their holdings to reach the 3% minimum ownership requirement from 15 to 20. The Board believes this change advances stockholder rights, is consistent with best practices, and is in the best interests of the Company and its stockholders.

In connection with our Separation from eBay on July 17, 2015, we amended and restated our Certificate of Incorporation to implement proxy access at Separation, among other changes. Our proxy access provisions permit a stockholder, or group of up to 15 stockholders, who have owned at least 3% or more of our outstanding common stock continuously for at least 3 years, to nominate and include in our proxy statement director nominees for up to 20% of the Board, in accordance with our Certificate of Incorporation and Bylaws. We included proxy access provisions in our Certificate of Incorporation at Separation in recognition of the growing sentiment in the investment community that significant stockholders of U.S. companies should have the opportunity to propose director nominees and have them included in the companies’ proxy statements. We believe that we were one of the first spin-off companies to adopt proxy access immediately upon becoming an independent public company.

We routinely evaluate our governance practices to maintain strong Board accountability and stockholder rights and transparent policies that enhance investor and public trust. As a result, the Board is proposing to refine our approach to proxy access by increasing the number of stockholders who may, for proxy access purposes, aggregate their holdings to reach the 3% minimum ownership requirement (an “aggregation cap”) from 15 to 20.

The vast majority of other U.S. public companies that have adopted proxy access have adopted a 3%/ 3 years/20-holder aggregation cap formulation. The amendment to our Certificate of Incorporation would align PayPal with this consensus formulation. In addition, the publicly traded parent companies of some of the largest institutional shareholders in the U.S. have adopted a 20-stockholder aggregation cap. The Board believes that increasing our aggregation cap to 20 stockholders for proxy access purposes is in the best interests of our stockholders, and illustrates our commitment to governance best practices.

The Board, upon the recommendation of the Governance Committee, has unanimously adopted resolutions approving this amendment and recommending approval of this amendment to our stockholders.

The text of the proposed amendment to the first sentence of Article VI, Clause E(iii) of the Certificate of Incorporation is as follows (additions are underlined in bold text and deletions are struck through):

Article VI, Clause E(iii), First Sentence

(iii) An Eligible Stockholder is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined below), continuously for at least thirty-six (36) months as of both the date that the Notice is received by the corporation pursuant to this Clause E, and as of the record date for determining stockholders eligible to vote at the annual meeting, Common Stock of the corporation representing at least three percent (3%) of the corporation’s issued and outstanding Common Stock (the “Required Shares”), and who continue to own the Required Shares at all times between the date such Notice is received by the corporation and the date of the applicable meeting of stockholders, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed ~~fifteen (15)~~ twenty (20).

The Board Recommends a Vote FOR Proposal 3.

2017 Proxy Statement

Proposal 4	61

Proposal 4 — Ratification of Appointment of Independent Auditor

The ARC Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor.

The ARC Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for 2017. PwC has served as our independent auditor since the completion of the Separation from eBay in July 2015. The Board and the ARC Committee believe that the continued retention of PwC to serve as our independent auditor is in the best interests of Company and our stockholders and, we are asking our stockholders to ratify the selection of PwC as our independent auditor for 2017. Although ratification is not legally required, we are submitting the appointment of PwC for ratification by our stockholders because we value our stockholders’ views on the Company’s independent auditors and as a matter of good corporate practice. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be able to respond to appropriate questions.

In the event that our stockholders do not ratify the appointment, it will be considered a recommendation to the Board and the ARC Committee to consider the selection of a different firm. Even if the appointment is ratified, the ARC Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board and the ARC Committee Recommend a Vote FOR Proposal 4.

ARC COMMITTEE REPORT

The ARC Committee operates under a written charter adopted by the Board. The Charter of the ARC Committee is available on the corporate governance section of PayPal’s investor relations website at https://investor.paypal-corp.com/corporate-governance.cfm. Any future changes in the committee charter or key practices will also be reflected on the website. The ARC Committee is composed entirely of directors who meet the independence requirements of NASDAQ and the SEC, and who otherwise satisfy the requirements for audit committee service imposed by the Exchange Act.

The ARC Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities with respect to:

•	PayPal’s corporate accounting and financial reporting practices;
•	The independent auditor’s qualifications and independence;
•	The performance of PayPal’s internal audit function and independent auditor;
•	The quality and integrity of PayPal’s financial statements and reports;
•	Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditor;
•	Producing this report;
•	PayPal’s overall risk framework and risk appetite framework; and
•	PayPal’s compliance program.

The ARC Committee relies on the expertise and knowledge of management, the internal audit department, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of PayPal’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PayPal’s independent auditor, PwC, is responsible for performing a proper audit of PayPal’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the U.S. The independent auditor is also responsible for expressing an opinion on the effectiveness of PayPal’s internal control over financial reporting.

During 2016 and early 2017, among other things, the ARC Committee:

•	Reviewed and discussed with management and the independent auditor the Company’s quarterly earnings press releases, financial statements, and related periodic reports filed with the SEC;
•	Reviewed and discussed with senior management, the internal SOX team, and the independent auditor the scope, adequacy and effectiveness of the Company’s internal accounting and financial reporting controls and the independent auditor’s opinion on the effectiveness of the Company’s internal control over financial reporting;
•	Monitored and evaluated the independent auditor’s qualifications, performance and independence on an ongoing basis;

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62	Proposal 4

•	Reviewed and discussed with management and the independent auditor and, as appropriate, the chief accounting officer, the audit scope, any significant matters arising from any audit and plans of both the internal audit department and the independent auditor;
•	Reviewed the Company’s overall risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing the Company;
•	Reviewed and discussed with management the Company’s compliance program;
•	Reviewed with the Chief Business Affairs and Legal Officer and the Chief Risk and Compliance Officer any significant legal, compliance or regulatory matters that could have a material impact on the Company’s financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquires received from governmental agencies;
•	Reviewed and discussed with the independent auditor the audited financial statements in the Company’s 2016 Annual Report on Form 10-K, including a discussion of the quality, not just acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, the nature of significant risks and exposures, and the clarity and adequacy of the disclosures in the financial statements; and
•	Held separate executive sessions with the independent auditor, the internal audit department, the internal Sarbanes-Oxley Act of 2002 (“SOX”) team, and senior management to enable them to discuss legal, accounting, auditing and internal controls matters privately with the ARC Committee.

The ARC Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 1301 (Communication with Audit Committees) as adopted by the PCAOB. In addition, the ARC Committee discussed with PwC its independence from PayPal and its management, received the written disclosures and the letter required by applicable PCAOB requirements regarding the independent auditor’s communications with the ARC Committee concerning independence, discussed with PwC its independence, and considered whether the provision of non-audit services was compatible with maintaining PwC’s independence. The ARC Committee has confirmed that PwC’s provision of audit and non-audit services to PayPal and its affiliates is compatible with PwC’s independence.

Based on the ARC Committee’s reviews and discussions described above, the ARC Committee recommended to the Board that the consolidated audited financial statements be included in PayPal’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The ARC Committee also concluded that the appointment of PwC as the Company’s independent auditor for the fiscal year ending December 31, 2017 is in the best interests of the Company and its stockholders. The Board recommends that stockholders ratify this appointment at the Annual Meeting.

ARC COMMITTEE
David M. Moffett (Chairman)
Belinda J. Johnson
Gail J. McGovern
Frank D. Yeary

AUDIT AND OTHER PROFESSIONAL FEES

The following table provides information about fees for services provided by PwC (in thousands):

	Year Ended December 31,
	2016	2015
Audit Fees	8,618	7,048	[1]
Audit-Related Fees	530	446
Tax Fees	—	16
All Other Fees[2]	1,265	668
Total	10,413	8,178

1 Excludes fees related to the Separation (e.g., PwC audit and review, as applicable, of combined and consolidated financial statements included in PayPal’s registration statement on Form 10), which were borne by eBay.

2 Includes approximately $1.2 million and $530 thousand of lease payments to PwC Russia for office space in Russia for 2016 and 2015 (post-Separation), respectively, pursuant to a sublease arrangement negotiated on an arm’s-length basis.

“Audit Fees” include fees for services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, and audit services provided in connection with other regulatory or statutory filings for which we have engaged PwC.

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports, with mergers, acquisitions, and investments, and consultation regarding financial accounting and reporting matters.

2017 Proxy Statement

Proposal 4	63

“Tax Fees” are fees for tax services, including transfer pricing consulting, tax planning and advice, and tax compliance.

“All Other Fees” are fees for permitted services performed by PwC that do not meet the “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” category description. These services primarily include fees for consulting services, compliance-related services, and software licenses, as well as the lease payment described above.

The ARC Committee has determined that the provision of the non-audit services listed above is compatible with PwC’s independence.

ARC PRE-APPROVAL POLICY

The ARC Committee has adopted a policy requiring the pre-approval of any audit and permissible non-audit services provided by PwC. Under this policy, the ARC Committee preapproves all audit and permissible non-audit services to be provided by PwC. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for a period of up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specified budget. PwC is required to report periodically to the ARC Committee regarding the extent of services provided in accordance with each pre-approval and the fees for such services provided to date. The ARC may also pre-approve particular services on a case by case basis.

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64	Proposal 5

Proposal 5 — Stockholder Proposal Regarding Stockholder Action by Written Consent Without a Meeting

James McRitchie and Myra K. Young, whose address is 9295 Yorkship Ct., Elk Grove, California, have advised the Company that they intend to present the following stockholder proposal at the Annual Meeting. Mr. McRitchie and Ms. Young have indicated that they hold no fewer than 50 shares of PayPal common stock, and have delegated John Chevedden to act as their agent regarding this stockholder proposal, including its presentation at the Annual Meeting. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponents.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The Board Recommends a Vote AGAINST Stockholder Proposal 5 based on the reasons set forth in PayPal’s Statement in Opposition following the stockholder proposal.

James McRitchie’s and Myra K. Young’s Proposal and Supporting Statement (as received)

Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance, it takes 20% of PayPal Holdings, Inc. shares outstanding to call a special meeting. Delaware law would allow 10% of shares outstanding to call a special meeting.

With a requirement of 20%, a significant percentage of PayPal shares outstanding could be disenfranchised from having any voice whatsoever on calling a special meeting.

This proposal topic won 67% support at Duke Energy Corp. and majority shareholder support at 13 major companies in a single year. Hundreds of major companies enable shareholders to act by written consent.

Please vote FOR our Right to Act by Written Consent to protect shareholder value.

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758 sponsored this proposal.

PAYPAL’S STATEMENT IN OPPOSITION

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of PayPal and its stockholders.

The Board believes that PayPal’s stockholders are best served by holding meetings in which all stockholders are provided with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares. PayPal’s Certificate of Incorporation and Bylaws provide that special meetings of PayPal’s stockholders may be called at the request of holders of 20% of PayPal’s outstanding common stock. This is less than one-half of the percentage of stockholders that would be necessary to act by written consent under the proposal. Therefore, any coalition of investors proposing to act by written consent could certainly call a special meeting. This gives PayPal’s stockholders a meaningful ability to propose actions for stockholder consideration between annual meetings.

2017 Proxy Statement

Proposal 5	65

All PayPal stockholders have the opportunity to participate in annual stockholder meetings and any special stockholder meetings called pursuant to the procedure described above to determine proposed actions. These stockholder meetings offer important protections and advantages that are absent from the written consent process:

•	The meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all interested stockholders a chance to express their views and cast their votes;
•	The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action;
•	Accurate and complete information about the proposed stockholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action; and
•	The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a stockholder meeting.

In contrast, adoption of this proposal would make it possible for the holders of a bare majority of shares of PayPal common stock outstanding to take significant corporate action without any prior notice to the Company or the other PayPal stockholders, and without giving all stockholders an opportunity to consider, discuss, and vote on stockholder actions that may have important ramifications for both PayPal and its stockholders. This approach would effectively disenfranchise all of those stockholders who do not have (or are not given) the opportunity to participate in the written consent. If this proposal were implemented, proposed stockholder actions involving important decisions could be approved without the important safeguard of advance notice to all PayPal stockholders and without the benefit of enabling all PayPal stockholders to consider arguments for and against, express their views, and vote. The Board believes that the written consent procedure is more appropriate for a closely-held corporation with a small number of stockholders, and not for a widely-held public company such as PayPal.

The Board further believes that PayPal’s strong corporate governance practices make adoption of this proposal unnecessary. In addition to giving stockholders the right to call special meetings, PayPal’s corporate governance practices already provide transparency and accountability of the Board to all of PayPal’s stockholders, and demonstrate that PayPal is responsive to stockholder concerns:

•	Annual Election of Board of Directors—All of our directors are elected annually by the stockholders, and stockholders can remove directors with or without cause;
•	Majority Voting—PayPal has a majority voting standard for the election of directors in uncontested elections. In addition, PayPal’s Certificate of Incorporation and Bylaws provisions do not have supermajority voting provisions—stockholders can approve binding bylaw amendments with a majority vote;
•	No Stockholder Rights Plan—PayPal does not have a stockholder rights plan, also known as a poison pill; and
•	Stockholder Engagement—Stockholders can communicate directly with the Board and/or individual directors. In addition, PayPal regularly engages with its investors to solicit their views on executive compensation, corporate general and other important issues.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of PayPal and its stockholders. The Board therefore recommends a vote AGAINST the proposal.

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66	Proposal 6

Proposal 6 — Stockholder Proposal Regarding a Sustainability Report

The Comptroller of the State of New York, Thomas P. DiNapoli, trustee of the New York State Common Retirement Fund (the “NYS Fund”) and administrative head of the New York State and Local Retirement System, whose address is 59 Maiden Lane, 30th Floor, New York, New York, has advised the Company that he intends to present the following stockholder proposal at the Annual Meeting. The Fund has indicated that it holds more than $2,000 worth of PayPal common stock. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The Board Recommends a Vote AGAINST Stockholder Proposal 6 based on the reasons set forth in PayPal’s Statement in Opposition following the stockholder proposal.

The NYS Fund’s Proposal and Supporting Statement (as received)

Whereas:

Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment, and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRI-based sustainability reports.

Bloomberg reports that the number of customers accessing ESG information on its terminals provided to investors has increased on average 47.7% annually between 2009 and 2012.

Resolved:

Shareholders request that PayPal Holdings, Inc. issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders before December, 2017.

Supporting Statement:

The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, water management, waste minimization, energy efficiency, and other relevant environmental and social impacts. The report should include objective quantitative indicators and goals relating to each issue, where feasible.

We recommend that PayPal Holdings consider using the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The provide a flexible reporting system that allows the omission of content irrelevant to company operations.

The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings.

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Proposal 6	67

PAYPAL’S STATEMENT IN OPPOSITION

We recognize the importance of environmental, social and governance (“ESG”) considerations and are committed to conducting the Company’s business in a responsible manner. However, we have carefully considered the stockholder proposal and do not believe the production of the type of formal report requested in the proposal would be a productive use of corporate resources or in the best interests of PayPal or its stockholders.

Although we are opposed to this proposal, we agree that ESG issues are an important area of focus for the Company. We operate with a strong mission and vision and set of values that are grounded in the idea that we can drive positive social impact through our business. We continue to take significant measures to ensure that PayPal acts as a responsible corporate citizen, including, but not limited to, the following:

Social

The ESG issues that are most material to PayPal relate to social impact. We are focused on improving financial participation and health for individuals and businesses, powering charitable giving to nonprofits around the world, and strengthening the communities in which we live and work. For example:

•	PayPal is committed to improving financial participation and health through products such as PayPal Working Capital, which allows small- and medium-sized businesses to obtain a business loan with flexible payments, as well as Xoom, our digital international money transfer service which gives individuals a fast and affordable way to pay bills and send money to friends and family in more than 50 countries.
•	We extend our impact to the microbusiness community through our partnership with Kiva. For more than a decade, PayPal has processed all loans through Kiva for free, helping their platform work at scale. With PayPal’s support, Kiva has enabled 2.3 million people to borrow more than $954 million.
•	PayPal partners with Village Capital, an organization that trains and invests in seed-stage social entrepreneurs. Together we are supporting entrepreneurs focused on democratizing access to financial services for low-wealth individuals and families around the world.
•	We are committed to providing charitable organizations with the tools and technology they need to raise mission-critical funds. In 2016 alone, more than 520,000 charities globally used PayPal’s giving tools to raise funds exceeding $7.3 billion.
•	More information about our efforts to improve financial participation and health for individuals and businesses, power charitable giving to nonprofits around the world, and strengthen the communities in which we live and work can be found on our Social Innovation site at https://www.paypal.com/us/webapps/mpp/social-innovation. We plan to continue to update this site with additional disclosure, including details regarding the 2016 impact of our programs in this area.

Governance

We are a purpose-driven company whose beliefs are reflected in the way we do business every day. For more information please visit our Responsible Practices page at https://www.paypal.com/us/webapps/mpp/about/responsible-practices. One area that is of particular importance is diversity and inclusion.

•	In 2016, we publicly disclosed information on the demographic makeup of our workforce for the first time and reported there was no disparity at the Company in salaries between men and women or among ethnic groups in the U.S. Our disclosure is available at https://www.paypal.com/stories/us/building-an-inclusive-and-diverse-workforce-at-paypal.
•	We currently rank at 100% in the Human Rights Campaign Foundation’s Corporate Equality Index, a national benchmarking tool on corporate policies and practices pertinent to lesbian, gay, bisexual and transgender (LGBT) employees. The report is available at http://www.hrc.org/campaigns/corporate-equality-index.

In addition, we operate with strong commitments to compliance and ethics, and to privacy and security. Our Supplier Code of Business Conduct and Ethics extends these commitments across our full business community, outlining the requirements and guidelines we set forth for all suppliers, vendors and partners to ensure they reflect our values and operate responsibly.

Environmental

As a technology platform and digital payments company, our carbon footprint is relatively small. While it is not a material issue for PayPal, we are focused on, and work actively to reduce, our environmental impact. For example:

•	Our corporate headquarters include the first building in San Jose, California designed and built according to the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) Gold Standard for new construction. This building was designed and constructed using an integrated approach that incorporates, among other features, the use of recycled content in building materials, water-efficient fixtures, and energy-efficient technologies.
•	Our corporate headquarters also feature:
•	a 650 kW solar installation, the largest solar installation in San Jose, California at the time of its installation and expected to offset over 37 million pounds of CO2 through 2038 (the equivalent of planting 322 acres of trees);
•	an array of five 100kW Bloom Energy fuel cells connected to our LEED Gold-certified building, which generate clean power onsite and offset approximately one-half of the building load; and

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68	Proposal 6

•	onsite waste separation for compostables and recycling waste diversion.
•	Approximately one-half of PayPal’s data center footprint is powered by renewable power.
•	We actively promote alternative transportation methods, including an employee “Bike to Work” Incentive, a Company-managed employee carpool program to facilitate in-house ride sharing, and a mass transit reimbursement program.

Although we recognize the importance of ESG considerations and are committed to conducting our business in a socially responsible manner, we believe this proposal fails to recognize or convey the burdens that issuing an annual sustainability report based on the requirements outlined in the proposal would impose on the Company. The recommendations for reporting guidelines outlined in the proposal significantly exceed any requirements of the SEC, and would require us to develop and maintain the infrastructure required to collect and assess the necessary information. Ultimately, implementing this infrastructure and preparing and issuing this type of report would require substantial time and expense without material benefit to our stockholders. Compiling this information would also direct corporate resources away from activities that increase stockholder value and our social impact initiatives. Our Board also believes that the preparation of the report would not result in any change to our established commitment to ESG issues or to conducting our business in a socially responsible manner.

In light of the measures that PayPal has already taken to maintain and communicate our role as a responsible corporate citizen, and in light of the substantial cost and the use of corporate resources necessary to prepare a sustainability report as requested by the proposal, we believe that the report would not be beneficial to PayPal or to our stockholders. The Board therefore recommends a vote AGAINST the proposal.

2017 Proxy Statement

Proposal 7	69

Proposal 7 — Stockholder Proposal Regarding a “Net-Zero” Greenhouse Gas Emissions Report

Amalgamated Bank’s LongView LargeCap 500 Index Fund, whose address is 275 Seventh St., New York, NY 10001 (the “Fund”), and Baldwin Brothers, Inc., whose address is 204 Spring Street, Marion, Massachusetts, on behalf of Dylan Sage, have advised the Company that they intend to present the following stockholder proposal at the Annual Meeting. The Fund and Mr. Sage have respectively indicated that they each hold more than $2,000 worth of PayPal common stock. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponents.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponents. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The Board Recommends a Vote AGAINST Stockholder Proposal 7 based on the reasons set forth in PayPal’s Statement in Opposition following the stockholder proposal.

The Fund and Mr. Sage’s Proposal and Supporting Statement (as received)

RESOLVED: The shareholders ask the Board of Directors of PayPal Holdings, Inc. (the “Company”) to prepare a report to shareholders that evaluates the feasibility of the Company achieving by 2030 “net-zero” emissions of greenhouse gases from parts of the business directly owned and operated by the Company, including any executive and administrative offices, data centers, product development offices, fulfillment centers and customer service offices, as well as the feasibility of reducing other emissions associated with the Company’s activities. The report should be done at reasonable expense and may exclude confidential information.

SUPPORTING STATEMENT

In 2015, 196 parties at the U.N. Climate Change Conference agreed to limit climate change to an average global warming of 2 degrees Celsius above pre-industrial temperatures, with a goal of limiting it to 1.5 degrees Celsius. The Intergovernmental Panel on Climate Change states that to reach this goal, CO2 emissions must fall to zero by 2040 to 2070, and scientists agree that reaching the Paris Agreement’s 1.5 degrees goal means that the world must reach net-zero greenhouse gas (“GHG”) emissions by 2030 to 2050, sooner than is currently planned by most corporations and nations.

Achieving net-zero emissions essentially means a reduction in the level of greenhouse gases emitted on an annual basis to a level roughly equal to the amount of renewable energy created by an individual entity. We believe that achieving this goal is important for companies generally to achieve long-term shareholder value. We believe that the Company should be a leader in this area, given its prominent role in the new technology economy.

In implementing this proposal, the Company may wish to consider The Greenhouse Gas Protocol, prepared by World Business Council for Sustainable Development and the World Resources Institute, which provides a useful guide for quantifying and reporting corporate GHG emissions. That Protocol identifies two types of emissions, which are covered by this proposal:

•	Direct Emissions, which occur from sources owned or controlled by the company, e.g., company-owned buildings or facilities; and

•	Electricity Indirect Emissions, which are emissions from electricity purchased and consumed by the company.

The Protocol identifies a third category of other emissions, also covered by this proposal, namely, emissions that are a consequence of a company’s activities, but that stem from sources not owned or controlled by the company, e.g., employee business travel, commuting, product end-of-life disposal.

We believe that offsets should be permanent and represent emission reductions that would not likely have occurred in the ordinary course of events. In addition, offsets should represent carbon abatement that is not double counted because it is being counted by another party. Any offsets should account for leakage, i.e., deducting material increases in emissions elsewhere that nullify or reduce the abatement. Finally, we believe that information about offsets should be available publicly to interested parties and independently audited.

We urge you to vote FOR this proposal.

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70	Proposal 7

PAYPAL’S STATEMENT IN OPPOSITION

We recognize the importance of environmental considerations and are committed to conducting the Company’s business in an environmentally responsible manner. However, we have carefully considered the stockholder proposal and do not believe the production of the type of formal report requested in the proposal would be a productive use of corporate resources or in the best interest of PayPal or its stockholders.

As a technology platform and digital payments company, our carbon footprint is relatively small. While it is not a material issue for PayPal, we are focused on, and work actively to, reduce our environmental impact. For example:

•	Our corporate headquarters include the first building in San Jose, California designed and built according to the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) Gold Standard for new construction. This building was designed and constructed using an integrated approach that incorporates, among other features, the use of recycled content in building materials, water-efficient fixtures, and energy-efficient technologies.

•	Our corporate headquarters also feature:

•	a 650 kW solar installation, the largest solar installation in San Jose, California at the time of its installation and expected to offset over 37 million pounds of CO2 through 2038 (the equivalent of planting 322 acres of trees);

•	an array of five 100kW Bloom Energy fuel cells connected to our LEED Gold-certified building, which generate clean power onsite and offset approximately one-half of the building load; and

•	onsite waste separation for compostables and recycling waste diversion.

•	Approximately one-half of PayPal’s data center footprint is powered by renewable power.

•	We actively promote alternative transportation methods, including an employee “Bike to Work” Incentive, a Company-managed employee carpool program to facilitate in-house ride sharing, and a mass transit reimbursement program.

We believe that the proposal fails to recognize or convey the significant burdens that issuing a report assessing the feasibility of achieving net-zero emissions by 2030 would impose on the Company. The proposal recommends that the Company issue a report based on The Greenhouse Gas Protocol prepared by World Business Council for Sustainable Development, which is neither an industry standard nor a widely accepted practice for companies like us. The protocol significantly exceeds any requirements of the SEC, and would require us to greatly expand the types and volume of information that we currently gather and analyze. Implementing the infrastructure necessary to collect and assess this information would require the allocation of significant resources and entail considerable expense. Ultimately, preparing and issuing the type of reporting recommended by the proposal is unduly burdensome and the substantial time and expense required would not result in any material benefit to our stockholders. Compiling this information would also direct corporate resources away from activities that increase stockholder value. Our Board also believes that the preparation of the report would not cause us to modify our commitment to environmental issues or to conducting our business in an environmentally responsible manner.

In light of the measures that PayPal has already taken to maintain and communicate our role as a responsible corporate citizen on environmental matters, and in light of the substantial cost and the use of corporate resources necessary to prepare a “net-zero” greenhouse gas emissions report as requested by the proposal, we believe that the report would not be beneficial to PayPal or our stockholders. The Board therefore recommends a vote AGAINST the proposal.

2017 Proxy Statement

Other Information	71

Other Information

Questions and Answers

PROXY MATERIALS

1.	Why did I receive these proxy materials?

The Board has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Company for use at our Annual Meeting, which will take place exclusively online on May 24, 2017. You are receiving these materials because you were a stockholder at the close of business on April 5, 2017, the record date, and are entitled to vote at the Annual Meeting. This proxy statement and our 2016 Annual Report on Form 10-K, together with a proxy card or voting instruction form, are being mailed to stockholders beginning on or about [●], 2017.

2.	What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the Annual Meeting, which includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting. If you received a “Notice of Internet Availability of Proxy Materials” (described below) instead of a paper copy of the proxy materials, see Question 10 below for information regarding how you can vote your shares.

3.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are distributing our proxy materials to certain stockholders over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we are mailing to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. On [●], 2017, we mailed the Notice to participating stockholders, containing instructions on how to access the proxy materials on the Internet.

4.	How can I access the proxy materials over the Internet?

Your Notice, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at https://investor.paypal-corp.com/annuals-proxies.cfm and our proxy materials will be available during the voting period starting on [●], 2017.

Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meetings of stockholders. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Stockholder of Record	Beneficial Owner
If you vote on the Internet, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to https://investor.paypal-corp.com/annuals-proxies.cfm and following the enrollment instructions.	If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other nominee regarding the availability of this service.

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72	Other Information

5.	How may I obtain a paper copy of the proxy materials?

Stockholders who receive a paper copy of the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. Stockholders who receive the Notice by email will find instructions about how to obtain a paper copy of the proxy materials as part of that email. All stockholders of record who do not receive a Notice by paper copy or email will receive a paper copy of the proxy materials by mail.

6.	I share an address with another stockholder and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may contact Broadridge Financial Solutions, Inc. at:

•	By Internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By email: sendmaterial@proxyvote.com

Additionally, stockholders who share the same address and receive multiple copies of the Notice can request a single Notice by contacting us at the address, email address or telephone number above.

Beneficial owners of shares may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

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Other Information	73

VOTING INFORMATION

7.	What proposals will be voted on at the Annual Meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Item 1: Election of the nine directors nominees identified in the proxy statement to hold office until our 2018 Annual Meeting of Stockholders.	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast for such nominee	No effect	No effect
Item 2: Advisory vote to approve the compensation of our named executive officers.	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote	Treated as votes Against	No effect

Item 3: Approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of stockholder who may, for proxy access purposes, aggregate their holdings from 15 to 20.

	For, Against or Abstain	FOR	Majority of shares outstanding and entitled to vote	Treated as votes Against	Treated as votes Against
Item 4: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017.	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote	Treated as votes Against	Brokers have discretion to vote
Items 5-7: Stockholder proposals regarding: (5) stockholder written consent without a meeting; (6) a sustainability report; and (7) a “net-zero” greenhouse gas emissions report.	For, Against or Abstain	AGAINST	Majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote	Treated as votes Against	No effect

* See Question 13 below for additional information on broker non-votes.

8.	What shares can I vote?

Each share of PayPal common stock issued and outstanding as of the close of business on April 5, 2017, the record date for the Annual Meeting, is entitled to cast one vote per share on all items being voted on at the Annual Meeting. You may vote all shares of PayPal common stock that you owned as of the record date, including shares held (1) directly in your name as the stockholder of record, including shares purchased or acquired through PayPal’s equity incentive plans, and (2) for you as the beneficial owner through a broker, bank, trustee, or other nominee.

On the record date, [●] shares of common stock were issued and outstanding and entitled to vote.

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74	Other Information

9.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most PayPal stockholders hold their shares as a beneficial owner through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record	Beneficial Owner
If your shares are registered directly in your name with PayPal’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares. The Notice and proxy statement and any accompanying documents, if applicable, have been provided directly to you by PayPal.	If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares (this is also commonly referred to as holding shares in “street name”). Accordingly, the Notice and proxy statement and any accompanying documents, if applicable, have been provided to your broker, bank, or other holder of record, who in turn provided the materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting on the Internet or by telephone.

10.	How do I vote?

Stockholders may vote by Internet, telephone, mail, or in person by attending the virtual Annual Meeting by webcast. Please make sure that you have your Notice, proxy card or voting instruction form available and carefully follow the instructions.

Stockholder of Record	Beneficial Owner
By Internet: vote your shares online at www.proxyvote.com.	By Internet: vote your shares online at www.proxyvote.com
By telephone: call (800) 690-6903 or the telephone number on your proxy card	By telephone: call (800) 690-6903 or the telephone number on your voting instruction form
By mail: complete, sign and date your proxy card and return it in the postage-paid envelope	By mail: mark, date and sign your voting instruction form and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on Tuesday, May 23, 2017.	Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on Tuesday, May 23, 2017.

Live at the virtual Annual Meeting: participate in the Annual Meeting online at pypl.onlineshareholdermeeting.com
and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.	Live at the virtual Annual Meeting: participate in the Annual Meeting online at pypl.onlineshareholdermeeting.com and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

11.	What can I do if I change my mind after I vote my shares?

If you are the stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;
•	submitting a revised proxy by Internet, telephone, or paper ballot after the date of the revoked proxy; or
•	voting in person by attending the virtual Annual Meeting by webcast.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. Because you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting. Your shares will be voted according to the most recent instructions you provide.

12.	What if I return my proxy card but do not provide voting instructions?

If you are a stockholder of record and you return your signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board (see Question 7 above).

13.	What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner of shares, your broker, bank or other nominee is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares on the Internet or by

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Other Information	75

telephone. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote” and will have no effect on the Proposals described above except for Proposal 4 (see Question 7 above). For your vote to be counted, you will need to communicate your voting decision to your broker, bank or other nominee before the date of the Annual Meeting.

14.	What constitutes a quorum?

A majority of the shares of PayPal common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for purposes of adopting proposals at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

15.	Who will bear the cost of soliciting votes for the Annual Meeting?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist us in distributing proxy materials and soliciting proxies for a fee of $15,000, plus reasonable out-of-pocket expenses. We will reimburse brokerage houses and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares. Our directors, officers and employees may solicit proxies in person, by mail, by telephone, or by electronic communication, but they will not receive any additional compensation for these activities.

16.	What happens if additional matters are presented at the Annual Meeting?

Other than the seven items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Daniel H. Schulman, John D. Rainey, A. Louise Pentland and Brian Y. Yamasaki, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any reason, any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

17.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.

ATTENDING THE ANNUAL MEETING

18.	How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the annual meeting only if you were a PayPal stockholder as of the close of business on April 5, 2017, the record date, or if you hold a valid proxy for the annual meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting pypl.onlineshareholdermeeting.com. You also will be able to vote your shares by attending the virtual Annual Meeting online.

To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The online meeting will begin promptly at 8:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

19.	Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and our Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

20.	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”) by submitting their proposals in writing to PayPal’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting, our Corporate Secretary must receive the written proposal at our principal executive offices no later than [●], 2017. If we hold our 2018 Annual Meeting more than 30 days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act, and with the SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to Corporate Secretary, PayPal Holdings, Inc., 2211 North First Street, San Jose, California 95131.

www.paypal.com

76	Other Information

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) brought before the meeting by the Company and specified in the notice of a meeting given by or at the direction of our Board, (2) brought before the meeting by or at the direction of our Board, or (3) otherwise properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2018 Annual Meeting, our Corporate Secretary must receive the written notice by overnight express courier or registered mail, return receipt requested, at our principal executive offices:

•	not earlier than the close of business on January 24, 2018, and
•	not later than the close of business on February 23, 2018.

If we hold our 2018 Annual Meeting more than 30 days before or more than 60 days after the one-year anniversary of our 2017 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting, and
•	not later than the close of business on the 90th day prior to the 2018 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the 2018 Annual Meeting was first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear virtually (for a virtual annual meeting) or in person (for a physical annual meeting) to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by our Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Proposal 1—Election of Directors—Consideration of Director Nominees—Stockholder Recommendations and Nominations” on page 13 of this proxy statement.

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that our Corporate Secretary receive the notice within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC on Form 8-K on July 20, 2015, and are available at https://investor.paypal-corp.com/annuals-proxies.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for submitting stockholder proposals and nominating director candidates.

Other Matters

The Board is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Chair of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.

By Order of the Board of Directors

A. Louise Pentland

Executive Vice President, Chief Business Affairs and Legal Officer

Dated: [●], 2017

2017 Proxy Statement

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to pypl.onlineshareholdermeeting.com The Meeting will be exclusively online via live webcast. You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M. Eastern Time the day before the cut-off date or Meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717. PAYPAL HOLDINGS, INC. 2211 NORTH FIRST STREET SAN JOSE, CA 95131 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY E22120-P91005 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PAYPAL HOLDINGS, INC. The Board of Directors recommends that you vote”FOR” each of the director nominees below: Proposal 1 – Election of the nine director nominees named in the proxy statement. For Against Abstain Nominees: ! ! ! The Board of Directors recommends a vote “FOR” proposals 2, 3 and 4 below: 1a. Wences Casares For Against Abstain Proposal 2 – Advisory vote to approve the compensation of our named executive officers. ! ! ! ! ! ! 1b. Jonathan Christodoro ! ! ! ! ! ! Proposal 3 – Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of stockholders who may, for proxy access purposes, aggregate their holdings from 15 to 20. 1c. John J. Donahoe ! ! ! 1d. David W. Dorman Proposal 4 – Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017. ! ! ! ! ! ! 1e. Belinda Johnson ! ! ! The Board of Directors recommends that you vote “AGAINST” proposals 5, 6 and 7 below: 1f. Gail J. McGovern ! ! ! ! ! ! 1g. David M. Moffett Proposal 5 – Stockholder proposal regarding stockholder written consent without a meeting. ! ! ! ! ! ! 1h. Daniel H. Schulman Proposal 6 – Stockholder proposal regarding a sustainability report. ! ! ! ! ! ! 1i. Frank D. Yeary Proposal 7 – Stockholder proposal regarding a “net-zero” greenhouse gas emissions report. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. If this proxy is signed and returned, it will be voted in accordance with your instructions. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22121-P91005 PAYPAL HOLDINGS, INC. Annual Meeting of Stockholders To be Held on May 24, 2017 This proxy is solicited by the Board of Directors The undersigned hereby appoints DANIEL H. SCHULMAN, JOHN D. RAINEY, A. LOUISE PENTLAND and BRIAN Y. YAMASAKI, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of PayPal Holdings, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of PayPal Holdings, Inc., a Delaware corporation, to be held on Wednesday, May 24, 2017, at 8:00 a.m., Pacific Time, at pypl.onlineshareholdermeeting.com, for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, FOR PROPOSALS 2, 3, AND 4, AND AGAINST PROPOSALS 5, 6 AND 7, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. Continued and to be signed on reverse side V.1.2